Exhibit 10.2
AMENDED AND RESTATED
NOTES PURCHASE AGREEMENT
Dated as of March 14, 2007
Among
SARGENT TRUCKING, INC.,
BIG ROCK TRANSPORTATION, INC.,
MIDWEST CARRIERS, INC.,
SMITH TRUCK BROKERS, INC.,
B&J TRANSPORTATION, INC.,
and
ROADRUNNER DAWES FREIGHT SYSTEMS, INC.
as Issuers of the Notes,
ROADRUNNER DAWES, INC.
and
SARGENT TRANSPORTATION, LLC
as Guarantors of the Issuers,
and
THE PURCHASERS LISTED HEREIN

SENIOR SUBORDINATED NOTES DUE AUGUST 31, 2012

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2
1.1.	Certain Defined Terms	2
1.2.	Accounting Terms	2

ARTICLE 2 PURCHASE AND SALE OF THE NOTES		3
2.1.	Purchase and Sale of the Notes	3
2.2.	Purchase Price for Notes; Allocation of Purchase Price	3
2.3.	The Closing	3
2.4.	Payment of Purchase Price	3
2.5.	Payment of Fee	3
2.6.	Use of Proceeds	3

ARTICLE 3 TERMS OF THE NOTES		4
3.1.	Interest on the Notes	4
3.2.	Payment of Notes	5
3.3.	Prepayment Procedures	8
3.4.	Taxes	9
3.5.	Manner and Time of Payment	10
3.6.	Note Obligations Joint and Several	11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASERS		11
4.1.	Legal Capacity; Due Authorization	11
4.2.	Restrictions on Transfer	11
4.3.	Accredited Investor, etc.	12
4.4.	Brokerage Fees, etc.	12
4.5.	No Advertisement	12

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE ISSUERS		12
5.1.	Organization	12
5.2.	Capitalization	12
5.3.	Authorization; No Conflict	13
5.4.	Validity and Binding Nature	13
5.5.	Valid Issuance of the Notes	13

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5.6.	Financial Condition	13
5.7.	Consents	14
5.8.	No Material Adverse Change	14
5.9.	Litigation and Contingent Obligations	14
5.10.	Ownership of Properties; Liens	14
5.11.	Pension Plans	14
5.12.	Investment Issuers Act	15
5.13.	Public Utility Holding Issuers Act	15
5.14.	Regulation U	15
5.15.	Taxes	15
5.16.	Solvency	16
5.17.	Environmental Matters	16
5.18.	Insurance	16
5.19.	Real Property	17
5.20.	Information	17
5.21.	Intellectual Property	17
5.22.	Burdensome Obligations	17
5.23.	Labor Matters	17
5.24.	No Default	17
5.25.	Related Agreements	17

ARTICLE 6 CLOSING CONDITIONS		18
6.1.	Representations and Warranties; No Default	18
6.2.	Documents Satisfactory; Transactions Consummated	19
6.3.	Delivery of Documents	19
6.4.	Due Diligence	20
6.5.	Corporate/Capital Structure	20
6.6.	Authorizations, Consents and Approvals	21
6.7.	Audited Financial Statements	21
6.8.	Litigation	21
6.9.	Other Fees and Expenses	21
6.10.	No Violation of Regulations T, U or X	21
6.11.	Existing Indebtedness	21

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6.12.	Consummation of the Merger Resulting in Parent	21

ARTICLE 7 NOTE AFFIRMATIVE COVENANTS		22
7.1.	Payment of Obligations	22
7.2.	Financial Statements	22
7.3.	Certificates; Other Information	23
7.4.	Notices	24
7.5.	Preservation of Corporate Existence, Etc.	26
7.6.	Maintenance of Property	26
7.7.	Insurance	27
7.8.	Payment of Obligations	27
7.9.	Compliance with Laws	28
7.10.	Inspection of Property and Books and Records	28
7.11.	Use of Proceeds	28
7.12.	Solvency	29
7.13.	Further Assurances	29

ARTICLE 8 NOTE NEGATIVE COVENANTS		29
8.1.	Limitation on Liens	29
8.2.	Disposition of Assets	31
8.3.	Consolidations and Mergers	32
8.4.	Loans and Investments	32
8.5.	Limitation on Indebtedness	34
8.6.	Transactions with Affiliates	35
8.7.	Management Fees and Compensation	36
8.8.	Use of Proceeds	36
8.9.	Contingent Obligations	36
8.10.	Business Activities; Issuance of Equity; Subsidiaries	37
8.11.	Compliance with ERISA	37
8.12.	Restricted Payments	38
8.13.	Change in Business	39
8.14.	Change in Structure	39
8.15.	Accounting Changes	39
8.16.	No Negative Pledges	39

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8.17.	OFAC	40
8.18.	Limitation on Activities of Parent	40
8.19.	Antilayering	40
8.20.	Amendment of Material Documents	40
8.21.	Observer Rights	40
8.22.	Fiscal Year	41
8.23.	Unconditional Purchase Obligations	41
8.24.	Additional Covenants	41

ARTICLE 9 NOTE FINANCIAL COVENANTS		41
9.1.	Leverage Ratio	41
9.2.	Fixed Charge Coverage Ratio	42

ARTICLE 10 EVENTS OF DEFAULT		43
10.1.	Payment Default	43
10.2.	Default Under Senior Indebtedness	43
10.3.	Default Under Other Indebtedness	43
10.4.	Certain Covenants	44
10.5.	Other Defaults	44
10.6.	Breach of Representations or Warranties	44
10.7.	Involuntary Bankruptcy, Appointment of Receiver, etc.	44
10.8.	Voluntary Bankruptcy, Appointment of Receiver, etc.	44
10.9.	Judgments and Attachments	45

ARTICLE 11 GUARANTEE		45
11.1.	Guarantee of Note Obligations	45
11.2.	Continuing Obligation	46
11.3.	Waivers with Respect to Note Obligations	46
11.4.	Noteholders’ Power to Waive, etc.	47
11.5.	Information Regarding the Issuers, etc.	48
11.6.	Certain Guarantor Representations	48
11.7.	Subrogation	49
11.8.	Subordination	49
11.9.	Contribution Among Guarantors	50

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ARTICLE 12 RESTRICTIONS ON TRANSFER; LEGENDS		50
12.1.	Assignments	50
12.2.	Restrictive Notes Legend	52
12.3.	Termination of Restrictions	52
12.4.	Other Note Legends	52

ARTICLE 13 MISCELLANEOUS		53
13.1.	Expenses	53
13.2.	Indemnity	54
13.3.	Right of First Offer	55
13.4.	Amendments and Waivers	55
13.5.	Independence of Covenants	55
13.6.	Notices	55
13.7.	Survival of Warranties and Certain Agreements	57
13.8.	Failure or Indulgence Not Waiver; Remedies Cumulative	57
13.9.	Severability	57
13.10.	Heading	58
13.11.	Applicable Law	58
13.12.	Successors and Assigns; Subsequent Holders	58
13.13.	Consent to Jurisdiction and Service of Process	58
13.14.	Waiver of Jury Trial	58
13.15.	Counterparts; Effectiveness	59
13.16.	Confidentiality	59
13.17.	Entirety	59

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AMENDED AND RESTATED
NOTES PURCHASE AGREEMENT
     This AMENDED AND RESTATED NOTES PURCHASE AGREEMENT is dated as of March 14, 2007 by and among Roadrunner Dawes Freight Systems, Inc., a Delaware corporation (“Roadrunner”), Sargent Trucking, Inc., a Maine corporation (“Sargent Truck”), Big Rock Transportation, Inc., an Indiana corporation (“Big Rock”), Midwest Carriers, Inc., an Indiana corporation (“Midwest”), Smith Truck Brokers, Inc., a Maine corporation (“Smith Truck”) and B&J Transportation, Inc., a Maine corporation (“B&J”; Sargent Truck, Big Rock, Midwest, Smith Truck and B&J each a “Sargent Company” and collectively the “Sargent Companies”; the Sargent Companies and Roadrunner each an “Issuer” and collectively the “Issuers”), Sargent Transportation, LLC, a Delaware limited liability company (“Sargent LLC”), Roadrunner Dawes, Inc., a Delaware corporation, (“Parent” and together with Sargent LLC, the “Guarantors”) and each person listed as a purchaser on Schedule I attached hereto (the “Purchasers”).
RECITALS
     WHEREAS, prior to the execution of this Agreement, Sargent LLC was a wholly-owned subsidiary of Parent;
     WHEREAS, prior to the execution of this Agreement, Sargent LLC merged with and into Sargent Transporation Group, Inc., a Delaware corporation and sole direct shareholder of each of the Sargent Companies (“Sargent Inc.”), with Sargent LLC being the surviving entity of such merger (the “Merger”);
     WHEREAS, the Merger was consummated pursuant to an Agreement and Plan of Merger dated as of March 14, 2007 among Parent, Sargent Inc. and Sargent LLC (the “Merger Agreement”)
     WHEREAS, the Parent, Sargent LLC and Roadrunner desire to refinance certain existing subordinated indebtedness of Roadrunner to the Purchasers by issuing and selling to the Purchasers, and the Purchasers have agreed to purchase pursuant to this Agreement, Senior Subordinated Notes of the Issuers due August 31, 2012 (the “Notes”) in the aggregate principal amount of $36,442,156.79, in the form attached hereto as Exhibit A;
     WHEREAS, after the Merger, the Parent owns all the outstanding common stock of Roadrunner and is the sole member of Sargent LLC;
     WHEREAS, the Guarantors have agreed to guarantee the Note Obligations on the terms and conditions specified hereunder;
     WHEREAS, contemporaneously with the Merger and this Agreement, the Issuers are entering into a Second Amended and Restated Credit Agreement of even date herewith (as amended, modified or supplemented from time to time, the “Senior Credit Agreement”), by and among the Issuers, LaSalle Bank, N.A., for itself as a lender and as agent for all of the lenders (the “Agent”);

     WHEREAS, the Purchasers and the Agent will enter into a subordination agreement (as amended, modified or supplemented from time to time, the “Subordination Agreement”), in substantially the form of Exhibit B;
     WHEREAS, contemporaneously with this Agreement, the Purchasers will enter into a Sargent Earn-out Subordination Agreement with each of Bruce Sargent and Michael Tweedie;
     WHEREAS, contemporaneously with this Agreement, the Parent, the Purchasers and certain other stockholders of the Parent are entering into an amended and restated stockholders agreement of even date herewith (as amended, modified or supplemented from time to time, the “Stockholders Agreement”), in substantially the form of Exhibit C; and
     WHEREAS, the purchase and sale of the Notes to be acquired by the Purchasers will occur at a closing (the “Closing”) to be held on March 14, 2007, at 10:00 a.m. (Chicago time) or at such other date, time and/or location as may be agreed upon by the parties hereto, subject to the terms and conditions hereof, including, without limitation, the simultaneous execution of the Senior Credit Agreement, the Subordination Agreement and the Stockholders Agreement.
AGREEMENT
     In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in Appendix I hereto. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to Sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word “including” shall be construed as “including without limitation”, (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (g) references to “Dollars” or “$” mean United States Funds. References to “the date hereof” mean the date first set forth above.
     1.2. Accounting Terms. Unless the context otherwise clearly requires, all accounting terms not specifically defined herein shall be construed, all accounting determinations hereunder shall be made and all financial computations required to be delivered pursuant hereto shall be prepared, in accordance with GAAP consistent with the method used in compiling the audited financial statements presented to the Purchasers as of the date hereof. If any change in GAAP following the day hereof results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement, then the Issuers and the Required Security Holders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Issuers’ financial condition shall be the same after such change in GAAP as if such change had not been made, provided that, notwithstanding any other provision of this Agreement, the Required Security Holders’ agreement to any amendment of such provisions shall be sufficient to bind all Noteholders; and, provided further, until such time as the financial covenants and the related provisions of this Agreement have been amended in accordance with the provisions of this Section 1.2, the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP.
ARTICLE 2
PURCHASE AND SALE OF THE NOTES
     2.1. Purchase and Sale of the Notes. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Issuers hereby agree to sell to each Purchaser, and by its acceptance hereof, each such Purchaser agrees to purchase from the Issuers for investment, at the Closing, the principal amount of Notes set forth opposite the name of such Purchaser on Schedule I hereto for the aggregate purchase price set forth thereon.
     2.2. Purchase Price for Notes; Allocation of Purchase Price. The Issuers and the Purchasers agree that the original purchase price of each of the Notes shall be the face amount thereof and that such amount shall be appropriately used by the Issuers and each Purchaser for financial and income tax reporting purposes.
     2.3. The Closing. The purchase and sale of the Notes to be acquired by the Purchasers shall be contemporaneous with the execution of the Senior Credit Agreement.
     2.4. Payment of Purchase Price. At the Closing, against surrender to the Issuers by the Purchasers of the Existing Notes, the Issuers will deliver the Notes registered in the names of the Purchasers in accordance with Schedule I; provided that, with respect to the Closing, it shall be a condition precedent to the obligations of each Purchaser to consummate the purchase and sale of the Notes hereunder that the purchase price for all of the Notes to be purchased at the Closing shall be fully funded by the respective Purchasers.
     2.5. Payment of Fee. At the Closing, the Issuers shall pay each of the Purchasers such Purchaser’s pro-rata share of a closing fee of $90,650.
     2.6. Use of Proceeds. The proceeds of the sale by the Issuers of the Notes hereunder shall be used solely to retire the Existing Notes. No portion of the proceeds of the sale of the Notes hereunder shall be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of any regulation, interpretation or ruling of the Board of Governors of the Federal Reserve System, all as from time to time in effect, refunding of any indebtedness incurred for such purpose, or making any investment prohibited by foreign trade regulations. Without limiting the foregoing, the Issuers agree that in no event shall any proceeds of the sale of the Notes hereunder be used in any manner which might cause the Notes or the application of such proceeds to violate any of Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act, each as in effect as of the Closing and as of such use of proceeds.
ARTICLE 3
TERMS OF THE NOTES
     3.1. Interest on the Notes. From and including the Closing Date, the Notes shall bear interest at a rate equal to the Applicable Rate per annum on the unpaid principal amount thereof. After and during the continuance of any Event of Default, at the election of the Required Security Holders evidenced by written notice to the Issuers (and automatically without notice in the case of an Event of Default under Sections 10.7 and 10.8), the Notes shall bear interest at the rate then in effect plus 2% per annum, including, in the event of a payment default, on any overdue principal (including any overdue prepayment of principal, at the prepayment price specified for such prepayment, and any principal due upon acceleration) and on any overdue installment of interest (to the extent permitted by applicable law).
     3.1.1. Interest on the Notes shall be payable in cash on the first calendar day of each of April, July, October and January, or if such calendar day is not a Business Day, on the next succeeding Business Day, commencing on April 1, 2007; provided, that (subject to Section 3.1.4) the Issuers may pay a portion of the interest not to exceed the PIK Percentage per annum by capitalizing on the applicable interest payment date such portion of such interest (all such accrued interest capitalized from time to time is referred to herein as “Capitalized Interest”) and by adding such Capitalized Interest to the principal amount of the applicable Note; provided, that any such payment of interest through capitalizing it shall be effected on a pro rata basis with respect to all Notes.
     3.1.2. Capitalized Interest on any Note shall be deemed for all purposes to be principal of such Note (including with respect to the calculation of any prepayment premium and with respect to the accrual of interest on any Capitalized Interest amounts), whether or not such Note is marked to indicate the addition of such Capitalized Interest, and interest shall begin to accrue on Capitalized Interest beginning on and including the interest payment date on which such Capitalized Interest is added to the principal amount of the related Note (including Capitalized Interest), and such interest shall accrue and be paid, together with the interest on the entire remaining principal amount of such Note, in accordance with this Section 3.1.
     3.1.3. Notwithstanding anything to the contrary in this Agreement, if the aggregate amount of accrued and unpaid interest (including Capitalized Interest) and all accrued and unpaid original issue discount on any interest payment date following the fifth anniversary of the issuance of the Notes (the first such date being March 31, 2012) would, but for this provision, exceed an amount equal to the product of:
     3.1.3.1. the issue price (as defined in sections 1273(b) and 1274(a) of the Code) of the Notes; and
     3.1.3.2. the yield to maturity (interpreted in accordance with section 163(i) of the Code) of the Notes (such product, the “Maximum Accrual”),

then all accrued and unpaid interest (including Capitalized Interest) and accrued and unpaid original issue discount on the Notes in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Issuers on each such interest payment date.
     3.1.4. Interest on the Notes shall be computed on the basis of a 365-day year. In computing such interest, the date or dates of the making of the Notes shall be included and the date of payment shall be excluded. Interest shall be paid by wire transfer or other same day funds to the respective account designated in writing for each Noteholder on Schedule III hereto (or such other account or address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party).
     3.1.5. Default interest which is not payable pursuant to the provisions of the Subordination Agreement or otherwise shall accrue and be capitalized in the manner of Capitalized Interest.
     3.2. Payment of Notes.
     3.2.1. Scheduled Payments. All outstanding principal and all accrued interest (including Capitalized Interest) then outstanding, and all other amounts then owing hereunder with respect to the Notes shall be paid in full in cash on the Maturity Date.
     3.2.2. Voluntary Prepayments. The Notes may be prepaid at the Issuers’ option, at any time, and from time to time, in whole or in part (in a minimum amount of $500,000 and in integral multiples of $100,000, or such lesser amount as is then outstanding), on five Business Days’ prior notice to the Noteholders; provided, that any such voluntary prepayment of the Notes shall include the Applicable Premium on the amount so prepaid; provided, however, if the Notes are prepaid from proceeds of an IPO, the Applicable Premium shall be waived.
     3.2.3. Prepayments upon a Change of Control.
     3.2.3.1. Upon any Change of Control, the Noteholders shall have the right to require the Issuers to prepay in whole, all of the Notes then outstanding, together with accrued interest thereon and the Applicable Premium on the amount so prepaid; provided, however, if the Notes are prepaid from proceeds of the Change of Control, the Applicable Premium shall be waived. Such prepayment of the Notes shall be made in accordance with Section 3.3.
     3.2.3.2. Not later than (i) ten Business Days prior to any Change of Control resulting from the issuance or sale by the Parent or any Subsidiary of the Parent of any equity interest or any other Change of Control of which the Parent or any Subsidiary of the Parent has prior knowledge or (ii) ten Business Days following any other Change of Control, the Issuers shall deliver to the Noteholders a written notice of such Change of Control (a “Change of Control Notice”). The Noteholders shall have ten Business Days from the date of delivery of the Change of Control Notice to exercise their right to require the Issuers to prepay all of the Notes pursuant to Section 3.3 at a purchase price equal to the principal amount of such Notes (including any principal on account of Capitalized Interest) plus the Applicable Premium thereon (except as pursuant to Section 3.2.3.1 above) by delivering a notice to the Issuers to that effect (the “Change of Control Repurchase Notice”). Any purchase of Notes pursuant to this Section 3.2.3 shall be effected on or prior to the later of (x) the occurrence of the Change of Control or (y) five Business Days following delivery of the Change of Control Repurchase Notice.
     3.2.3.3. Notwithstanding the foregoing, the prepayment price shall be the lower of (a) 101% of the principal amount of the Notes (including any principal on account of Capitalized Interest) or (b) the sum of (x) the principal amount of the Notes (including any principal on account of Capitalized Interest) plus (y) the product of the principal amount of the Notes (including any principal on account of Capitalized Interest) and the Applicable Premium in the event that the Issuers effectuate a business combination, merger or acquisition (other than with an entity that, as of the date of Closing, is affiliated with the Sponsor), so long as (i) the right of first offer in Section 13.3 has been complied with in the case of any subordinated debt financing associated with such transaction (and the Purchasers have received a right of first offer with respect to any subordinated debt financing associated with the initial acquisition by the Sponsor of the Issuers to be combined, merged or acquired or any issuance of subordinated debt following such acquisition), (ii) the Purchasers have been offered the opportunity to provide financing for such acquisition, or to roll over their existing investment in the Notes, on terms and conditions at least as favorable to the Purchasers as the terms of the Notes, including that the amount of such financing is at least as great as the then outstanding principal balance of the Notes, the interest rate and rate of cash interest is at least as great as the Notes and the financial and other covenants are no more lenient than those agreed to in connection with the Notes, (iii) there is no Default or Event of Default pending immediately prior to such transaction, and (iv) the post-transaction issuer continues to be owned and controlled by the Sponsor and is of comparable credit quality, and has comparable projected financial characteristics, to the Issuers.
     3.2.4. Other Prepayments.
     3.2.4.1. Asset Dispositions. If the Issuers or any of their Subsidiaries shall at any time or from time to time:
(i)	make a Disposition; or

(ii)	suffer an Event of Loss;
and the aggregate amount of the Net Proceeds received by the Issuers and their Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the fiscal year in which such Disposition or Event of Loss has occurred exceeds $100,000, then (A) the Issuers shall promptly notify the Noteholders of such proposed Disposition or Event of

Loss (including the amount of the estimated Net Proceeds to be received by the Issuers and any of their Subsidiaries in respect thereof) and (B) promptly upon receipt by the Issuers and/or any of their Subsidiaries of the Net Proceeds of such Disposition or Event of Loss, the Issuers shall make an offer to use such Net Proceeds, to the extent the Net Proceeds are not paid to reduce obligations under the Senior Credit Agreement within 180 days of such Disposition or Event of Loss, to purchase a principal amount of Notes such that the Net Proceeds equal the principal amount of the Notes plus the Applicable Premium thereon. The Noteholders shall have not less than 30 days to accept any offer pursuant to this Section 3.2.4, and, within two Business Days after the expiration of such 30 day period (or, if earlier, the date on which all Noteholders shall have responded to the offer), the Issuers shall apply all of such Net Proceeds to the pro rata purchase of Notes of any accepting Noteholders. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent the Issuers reinvests the Net Proceeds of such Disposition or Event of Loss, or a portion thereof, in productive assets of a kind then used or usable in the business of the Issuers, within one hundred eighty (180) days after the date of such Disposition or Event of Loss or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment. Pending such reinvestment, the Net Proceeds shall either (i) be delivered to the Agent under the Senior Credit Agreement, for distribution to the lenders under the Senior Credit Agreement, as a prepayment of the revolving loans under the Senior Credit Agreement, but not as a permanent reduction of the revolving loan commitment thereunder or (ii) be retained by the Issuers and deposited in a deposit account of the Issuers, and such Net Proceeds shall remain on deposit therein until such reinvestment or otherwise applied as a prepayment to the obligations under the Senior Credit Agreement or otherwise applied under the terms of this Section 3.2.
     3.2.4.2. Issuance of Notes. Immediately upon the receipt by the Parent, the Issuers or any of their Subsidiaries of the Net Issuance Proceeds of the issuance of equity securities or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder and (ii) Excluded Issuances), the Issuers shall make an offer to use such Net Issuance Proceeds, to the extent the Net Issuance Proceeds are not paid to reduce obligations under the Senior Credit Agreement, to purchase a principal amount of Notes such that the Net Issuance Proceeds equal the principal amount of the Notes plus the Applicable Premium thereon. The Noteholders shall have not less than 30 days to accept any offer pursuant to this Section 3.2.4.2, and, within two Business Days after the expiration of such 30 day period (or, if earlier, the date on which all Noteholders shall have responded to the offer), the Issuers shall apply all of such Net Issuance Proceeds to the pro rata purchase of Notes of any accepting Noteholders.
     3.2.4.3. Excess Cash Flow. The Issuers shall deliver to the Noteholders a written calculation of Excess Cash Flow of the Issuers in the form of Exhibit D and certified as correct on behalf of the Issuers by a Responsible Officer, (i)

commencing with the fiscal year ending December 31, 2007 until the repayment in full in cash of all Obligations under the Senior Credit Agreement and the termination of all commitments thereunder, promptly upon the request of the Noteholders and (ii) for the time commencing with the expiration of the period described in subclause (i) above, within five (5) days after the annual financial statements are required to be delivered pursuant to Section 7.2 hereof. After the repayment in full in cash of all Obligations under the Senior Credit Agreement and the termination of all commitments thereunder, promptly, and in any event not more than ten (10) Business Days following delivery of the calculation of Excess Cash Flow provided for in the preceding sentence, the Issuers shall make an offer to use, if the Leverage Ratio, determined as of the last day of such fiscal year is equal to or greater than 2.50 to 1.00, 50% of such Excess Cash Flow less any voluntary prepayments during such fiscal year of the Notes, to purchase a principal amount of Notes such that such amount of Excess Cash Flow less such voluntary prepayments equals the principal amount of such Notes plus the Applicable Premium thereon. If the Leverage Ratio, determined as of the last day of such fiscal year, is less than 2.50 to 1.00, then no prepayment shall be due. The Noteholders shall have not less than 30 days to accept any offer pursuant to this Section 3, and, within two Business Days after the expiration of such 30 day period (or, if earlier, the date on which all Noteholders shall have responded to the offer), the Issuers shall apply all of such amount to the pro rata purchase of Notes of any accepting Noteholders.
     3.2.5. Subordination Agreement. This Section 3.2 is subject to the terms and conditions set forth in the Subordination Agreement.
     3.3. Prepayment Procedures.
     3.3.1. If fewer than all of the Notes are to be paid or prepaid, the Issuers shall pay or prepay the Notes on a pro rata basis and, in the event of an offer to prepay a portion of the Notes in whole or in part, the Issuers shall pay or prepay the Notes pro rata to those parties tendering in response to such offer (i.e., pro rata among holders thereof).
     3.3.2. Upon surrender of a Note that is paid or prepaid in part, the Issuers shall promptly execute and deliver to the holder (at the Issuers’ expense) a new Note equal in principal amount to the unpaid portion of the Note surrendered.
     3.3.3. Each Purchaser agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), such Purchaser will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Issuers of the name and address of the transferee of that Note; provided, that the failure to make (or any error in the making of) a notation of the payments made under such Note or to notify the Issuers of the name and address of a transferee shall not limit or otherwise affect the obligation of the Issuers hereunder or under such Note.

     3.3.4. All payments or prepayments (whether voluntary or mandatory) shall include the payment of accrued and unpaid interest to, but not including, the date of such prepayment on the principal amount of the Notes so prepaid, in each case, by wire transfer or other same day funds to the respective account designated in writing by each Noteholder on Schedule III hereto (or such other account or address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party).
     3.4. Taxes.
     3.4.1. Subject to Section 3.4.4, any and all payments by the Issuers hereunder or with respect to any Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interest and all other liabilities with respect thereto in any such case imposed by the United States or any political subdivision thereof, excluding taxes imposed or based on the recipient Purchaser’s overall net income, and franchise or capital taxes imposed on it in lieu of net income taxes by the jurisdiction under the laws of which any of them is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and other liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Issuers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Purchaser, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) such Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuers shall make such deductions and (iii) the Issuers shall remit the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Issuers shall furnish to such Purchaser the original or certified copy of a receipt evidencing payment thereof.
     3.4.2. In addition, the Issuers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
     3.4.3. Each Purchaser of Notes organized under the laws of a jurisdiction outside the United States, prior to its receipt of the first payment on the Notes, shall provide the Issuers with (i) Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY, as appropriate, or any other applicable Internal Revenue Service Form W-8 or successor form prescribed by the Internal Revenue Service, certifying that such Purchaser is entitled to exemption from United States withholding tax on payments of interest and (ii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Purchaser is entitled to an exemption from United States withholding tax on interest payments made pursuant to this Agreement.

     3.4.4. For any period with respect to which a Purchaser has failed to provide the Issuers with the appropriate form pursuant to Section 3.4.3, such Purchaser shall not be entitled to any additional amounts or indemnification under this Section 3.4 with respect to Taxes imposed by the United States to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Purchasers to comply with this Section 3.4; provided, however, that should a Purchaser which is otherwise exempt from Taxes become subject to Taxes because of its failure to deliver a form required hereunder, the Issuers shall take such steps as such Purchaser shall reasonably request to assist such Purchaser to recover such Taxes.
     3.4.5. The Issuers will indemnify each Purchaser for the full amount of Taxes or Other Taxes as provided in Sections 3.4.1 and 3.4.2 (to the extent not previously paid under Section 3.4.1 or 3.4.2 above) imposed on such Purchaser and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment in respect of any such indemnification shall be made within 30 days from the date such Purchaser makes written demand therefor.
     3.4.6. In the event that the Issuers makes an additional payment under Section 3.4.1, 3.4.2 or 3.4.5 for the account of any Purchaser and such Purchaser, in its sole opinion and absolute discretion, determines that it has finally and irrevocably received a refund of any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Purchaser shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such refund, pay to the Issuers such amount as such Purchaser shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Purchaser (after such payment) in no worse position than it would have been had the Issuers not been required to make such deduction or withholding. Nothing contained herein shall (i) interfere with the right of a Purchaser to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Purchaser to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Purchaser to take or refrain from taking any action that would prejudice its ability to benefit from any other refunds to which it may be entitled.
     3.4.7. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3.4 shall survive the payment in full of principal and interest under the Notes.
     3.5. Manner and Time of Payment.
     3.5.1. All payments under the Notes of principal, interest, premiums and fees hereunder shall be made without defense, set off or counterclaim, in same day funds and delivered to the Noteholders not later than 2:00 p.m. (Boston time) on the date such payment is due, with such payment to be made in the same manner as that provided for payment of interest under Section 3.1; provided that funds received by such holders after 2:00 p.m. (Boston time) shall be deemed to have been paid on the next succeeding Business Day.

     3.5.2. Whenever any cash payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the cash payment shall be made on the next succeeding Business Day and such additional period shall be included in the computation of the payment of interest hereunder or under the Notes.
     3.6. Note Obligations Joint and Several. The Sargent Companies and Roadrunner are referred to collectively in this Agreement as the Issuers. For the avoidance of doubt, the Note Obligations are joint and several among the Sargent Companies and Roadrunner. Each of the Sargent Companies and Roadrunner acknowledges that it is jointly and severally liable for all of the Note Obligations, and as a result hereby unconditionally guaranties the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all indebtedness, liabilities and obligations of every kind and nature related to the Note Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired by Purchasers.
     The Issuers hereby unconditionally waive (i) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (ii) any rights of rescission, setoff, counterclaim or defense to payment under the Notes or otherwise that the Issuers may have or claim against any Purchaser.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
     In order to induce the Issuers to enter into this Agreement, each Purchaser individually (but not on behalf of any other Purchaser) represents, warrants and agrees for the benefit of the Issuers that:
     4.1. Legal Capacity; Due Authorization. Such Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that this Agreement has been duly executed and delivered by such Purchaser and is the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with the terms hereof.
     4.2. Restrictions on Transfer. Such Purchaser has been advised that the Notes have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available, and that the Notes may have to be held by such Purchaser for an indefinite period of time. Such Purchaser is aware that, except as provided in the Shareholders’ Agreement, no Issuer is under any obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration. Such Purchaser is purchasing the Notes to be acquired by such Purchaser hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act; provided, however, that except as provided in ARTICLE 12 of this Agreement, the disposition of such Purchaser’s property shall at all times be and remain in its control and sole discretion.

     4.3. Accredited Investor, etc. Such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time. Such Purchaser (i) is an “accredited investor” as that term is defined in Regulation D under the Securities Act and (ii) has been represented by counsel in the purchase of the Notes to be purchased by it and is aware of the limitations of state and federal securities laws with respect to the disposition of the Notes. Such Purchaser acknowledges that such Purchaser has had an opportunity to examine the financial and business affairs of the Parent and its Subsidiaries and an opportunity to ask questions of and receive answers from the Parent’s and its Subsidiaries’ management.
     4.4. Brokerage Fees, etc. Each Purchaser represents and warrants to each other party to this Agreement that, no broker’s, finder’s or placement fee or commission will be payable to any Person alleged to have been retained by such representing and warranting party with respect to any of the transactions contemplated by this Agreement. Each Purchaser hereby indemnifies each such other party against and agrees that it will hold each such party harmless from any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission alleged to have been incurred by such indemnifying party.
     4.5. No Advertisement. There has been no advertisement by such Purchaser of the Notes in printed public media, radio, television or telecommunications, including electronic display.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE ISSUERS
     In order to induce each Purchaser to enter into this Agreement and to purchase the Notes to be purchased by such Purchaser hereunder, each Issuer and each of their Subsidiaries represents, warrants and agrees for the benefit of each Purchaser that, as of the Closing Date (unless otherwise stated, both before and after giving effect to the issuance of the Notes and the other transactions contemplated hereby or in connection with the foregoing):
     5.1. Organization. Each Issuer is validly existing and in good standing under the laws of its jurisdiction of organization; and each Issuer is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
     5.2. Capitalization. All of the outstanding capital stock of Roadrunner is owned by Parent and Parent is sole member of Sargent LLC. Sargent LLC holds all outstanding capital stock of the Sargent Companies. There will be no other equity of Sargent LLC or Roadrunner or warrants, options or rights to acquire the same (with the exception of the pledge by Parent of the equity of each of Sargent LLC and Roadrunner and the pledge by Sargent LLC of the Sargent Companies related to the Senior Credit Agreement) after giving effect to the Closing. The Parent has no Subsidiaries other than Sargent LLC and Roadrunner and has no equity investments in any Person. Sargent LLC and Roadrunner have no Subsidiaries and have no equity investments in any Person other than those listed on Schedule 5.2.

     5.3. Authorization; No Conflict. All requisite corporate action on the part of each Issuer and each of their officers, directors or partners necessary for the authorization, execution and delivery of the Securities Documents to which each is a party, the performance of all obligations of each Issuer under such agreements and the authorization, issuance and delivery of the Notes being sold hereunder, has been taken, and the Securities Documents to which each Issuer is a party constitute valid and legally binding obligations of each such Issuer, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Issuer or (iii) any agreement or other document, indenture, instrument, or any judgment, order or decree, which is binding upon any Issuer or any of their respective properties, except with respect to this clause (iii), where such conflict could not reasonably be expected to have a Material Adverse Effect or (c) require, or result in, the creation or imposition of any Lien on any asset of any Issuer.
     5.4. Validity and Binding Nature. Each of this Agreement and each of the Securities Documents to which any Issuer is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
     5.5. Valid Issuance of the Notes. The Notes which are being purchased by the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued and free of restrictions on transfer, other than restrictions imposed under this Agreement, the Subordination Agreement and applicable United States state or federal securities laws. Based in part upon the representations of the Purchasers in this Agreement, the Notes will be issued in compliance with all applicable United States securities laws
     5.6. Financial Condition.
     5.6.1. The audited consolidated financial statements of Parent and its Subsidiaries and the audited combined financial statements of the Sargent Companies as of December 31, 2005 and the unaudited consolidated financial statements of Parent and its Subsidiaries and Sargent Inc. and its Subsidiaries as of December 31, 2006, copies of each of which have been delivered to the Purchasers, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly, in all material respects, the financial condition of each of the Sargent Companies, Sargent Inc. and Parent as at such dates and the results of its operations for the periods then ended.
     5.6.2. The financial projections for the Parent and the Issuers for the Issuers’ fiscal years ended December 31, 2007 through December 31, 2011 which were previously delivered to the Purchasers were prepared in good faith and are based on reasonable assumptions as to the future performance of the Issuers, it being recognized by the Purchasers, however, that projections as to future results are not to be viewed as facts and that the actual results during the periods which are the subject of such projections may differ from the projected results, and that the differences may be material.
     5.6.3. The pro forma consolidated balance sheet for Parent, Sargent LLC and Roadrunner as at December 31, 2006, copies of which have been delivered to the Purchasers, present fairly, in all material respects, the pro forma financial condition of the Issuers as at such date.
     5.7. Consents. Except (a) as set forth on Schedule 5.7 and (b) for recordings and filings in connection with the Liens granted under the Senior Credit Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, or any third party in connection with any material agreement to which any Issuer or any Subsidiary of any Issuer is party in order to avoid such material agreement being in default after giving effect to the issuance of the Notes, the execution of the Senior Credit Agreement, the Shareholders’ Agreement and the Subordination Agreement and the consummation of the transactions contemplated hereby and thereby, which has not been obtained is required to be obtained or made by any Issuer or any of their Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement or in order to avoid the occurrence of a default under any such material agreement or a termination right under any such material agreement arising as a result of the consummation of the issuance of the Notes, the execution of the Senior Credit Agreement, the Shareholders’ Agreement and the Subordination Agreement and the consummation of the transactions contemplated hereby and thereby.
     5.8. No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Issuers and Guarantors taken as a whole.
     5.9. Litigation and Contingent Obligations. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Issuers’ knowledge, threatened against any Issuer which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 5.9. Other than any liability incident to such litigation or proceedings, no Issuer has any material Contingent Obligations not listed on Schedule 5.9 or permitted by Section 8.
     5.10. Ownership of Properties; Liens. Each Issuer owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except for Permitted Liens as described in Section 8.1.
     5.11. Pension Plans.
     5.11.1. The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each

Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of Issuers, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Issuer or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Issuers nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Issuers nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.
     5.11.2. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Issuer or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Issuer nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither any Issuer nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
     5.12. Investment Company Act. No Issuer is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
     5.13. Intentionally Omitted.
     5.14. Regulation U. None of the Issuers is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     5.15. Taxes. Each Issuer has timely filed all income, franchise and material tax returns and reports required by law to have been filed by it and has paid all income, franchise and other material taxes and governmental charges due and payable, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Issuers have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. There is no proposed tax assessment against the Issuers or any of its Subsidiaries, either individually or in the aggregate, for a material amount of tax. No Issuer has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
     5.16. Solvency. On the Closing Date, and after giving effect to the issuance of the Notes under this Agreement, with respect to the Issuers and Guarantors taken as a whole, (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities), (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.
     5.17. Environmental Matters. The on-going operations of each Issuer comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Issuer has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Issuer is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Issuer and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.17, no Issuer or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Issuer that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.17, no Issuer has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.
     5.18. Insurance. Set forth on Schedule 5.18 is a complete and accurate summary of the property and casualty insurance program of the Issuers as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Issuer). Each Issuer and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Issuers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Issuers operate.
     5.19. Real Property. Set forth on Schedule 5.19 is a complete and accurate list, as of the Closing Date, of (i) the address of all real property leased by any Issuer, and (ii) the address and a legal description of all real property owned by any Issuer.
     5.20. Information. The information heretofore or contemporaneously herewith furnished in writing by any Issuer to the Purchasers for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and the written information hereafter furnished by or on behalf of any Issuer to the Purchasers pursuant hereto or in connection herewith will be, true and accurate in all material respects on the date as of which such information is dated or certified, and such information is not and will not be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Purchasers that any projections and forecasts provided by the Issuers are based on good faith estimates and assumptions believed by the Issuers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
     5.21. Intellectual Property. Each Issuer owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Issuers, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
     5.22. Burdensome Obligations. No Issuer is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.
     5.23. Labor Matters. Except as set forth on Schedule 5.23, no Issuer is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Issuer that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Issuers are in material compliance with the Fair Labor Standards Act and any other applicable laws, rules or regulations dealing with such matters.
     5.24. No Default. No Event of Default exists or would result from the issuance by any Issuer of any Notes hereunder or under any other Securities Document.
     5.25. Related Agreements.
     5.25.1. The Issuers have heretofore furnished the Purchasers a true and correct copy of the Related Agreements. The merger of Sargent Inc. with and into Sargent LLC contemplated by the Merger Agreement was consummated contemporaneously with the Closing, in accordance in all material respects with the terms of the Related Agreements.
     5.25.2. Each Issuer and, to the Issuers’ knowledge, each other party to the Related Agreements, duly took all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby.
     5.25.3. The Related Transactions complied in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Issuers and, to the Issuers’ knowledge, each other party to the Related Agreements in connection with the Related Transactions were duly obtained and are in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions had expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.
     5.25.4. Neither the execution and delivery of the Related Agreements, nor the consummation of the Related Transactions, violated any material statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Issuer or, to the Issuers’ knowledge, any other party to the Related Agreements, or resulted in a breach of, or constituted a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Issuer is a party or by which any Issuer is bound or, to the Issuers’ knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound.
     5.25.5. No statement or representation made in the Related Agreements by any Issuer or, to the Issuers’ knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
ARTICLE 6
CLOSING CONDITIONS
     The obligation of each Purchaser to purchase and pay for the Notes provided for hereunder is subject to the satisfaction or waiver of the following conditions, each as of the Closing Date:
     6.1. Representations and Warranties; No Default. All representations and warranties of the Issuers, Guarantors and their Subsidiaries contained in this Agreement shall be true and correct in all respects, and there shall exist no Default or Event of Default as of the Closing Date, including after giving effect to the issuance of the Notes and the execution of the Senior Credit Agreement and the other transactions contemplated herein and therein.

     6.2. Documents Satisfactory; Transactions Consummated. The Senior Credit Agreement, which shall include a revolving facility of at least $50,000,000 and a term facility of at least $40,000,000, shall have been executed in accordance with its terms and the terms of the Senior Credit Documents and all applicable laws, and each of the conditions precedent to the consummation thereof (including, without limitation, the accuracy in all material respects of the representations and warranties contained in the Senior Credit Agreement and in the Senior Credit Documents) shall have been satisfied or waived. The Issuers shall have a minimum of $4,000,000 of availability under such revolving facility immediately after giving effect to the Closing and the transactions contemplated hereby. Each of the Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. All of the terms, conditions and provisions of each of such Documents shall be satisfactory to the Purchasers in all respects in form and substance.
     6.3. Delivery of Documents. The Purchasers shall have received the following items, each of which shall be in form and substance reasonably satisfactory to the Purchasers and, unless otherwise noted, dated the Closing Date:
     6.3.1. True and correct executed copies of this Agreement, the Senior Credit Documents, the Subordination Agreement, the Shareholders’ Agreement, any shareholder agreements entered into with other shareholders of the Parent (the “Other Shareholder Agreements”), the Thayer Earn-out Guarantee and the Notes issued in the names of the respective Purchasers as set forth on Schedule I, all containing terms satisfactory to the Purchasers.
     6.3.2. Resolutions of the board of directors of Parent and each Issuer approving the transactions contemplated by this Agreement, and approving and authorizing the execution, delivery and performance of this Agreement, the Senior Credit Documents, the Subordination Agreement, the Shareholders’ Agreement and each other Document to which it is a party and approving and authorizing the issuance and sale of the Notes and the execution, delivery and payment of the Notes, in each case, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment.
     6.3.3. A copy of a certificate of the Secretary of State from the state of incorporation dated as of a recent date prior to the Closing Date, listing all Charter Documents of Parent, each Issuer and its Subsidiaries and each Guarantor on file with such secretary of state, including any amendments thereto, and certified copies of all such Charter Documents and certifying that (i) such copies are true and correct copies of the Charter Documents, (ii) the amendments listed in such certificate are the only amendments to such Charter Documents on file with such secretary of state, (iii) such Issuer or Subsidiary has paid all franchise taxes due as of the date of such certificate, if available, and (iv) if applicable, such Issuer or Subsidiary is duly incorporated and in good standing under the laws of the State of Delaware.
     6.3.4. A certificate of Parent, each Issuer and its Subsidiaries and each Guarantor signed on each of their behalf by its secretary or an assistant secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of such date)

certifying as to (i) the absence of any amendment to the Charter Documents of the Issuer or any of their Subsidiaries since the date of the secretary of state’s certificate referred to in Section 6.3.3 above, (ii) if applicable, each of its bylaws as in effect on the Closing Date (which shall be satisfactory to the Purchasers in all respects), and (iii) the absence of any change in the due incorporation and good standing of each Issuer and each of their Subsidiaries under the laws of the State of Delaware or such other jurisdiction since the date of the secretary of state’s certificate referred to in Section 6.3.3 above and the absence of any proceeding for the dissolution or liquidation of the Issuer.
     6.3.5. A copy of a certificate of the secretary of state (or other similar official) of each jurisdiction in which Parent, each Issuer and its Subsidiaries and each Guarantor does business, each dated a recent date prior to the Closing Date, stating that each such person is duly qualified and in good standing as a foreign corporation in such state or other jurisdiction and has filed all annual reports required to be filed to the date of such certificate.
     6.3.6. A certificate of the secretary or an assistant secretary of Parent, each Issuer and its Subsidiaries and each Guarantor certifying the names and true signatures of the officers of such Issuer and their Subsidiaries executing the Securities Documents to which it is a party.
     6.3.7. A consolidated pro forma balance sheet of Parent, Sargent LLC and Roadrunner as at December 31, 2006, adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date (to the extent they had not occurred prior to such date), consistent in all material respects with the sources and uses of cash as previously described to the Purchasers and the forecasts previously provided to the Purchasers.
     6.3.8. An opinion of Greenberg Traurig, LLP, counsel for the Issuers, addressed to the Purchasers covering such matters as are typical to financings and such other matters as the Purchasers shall reasonably request, and in form and substance satisfactory to them.
     6.3.9. A certificate of a Responsible Officer of each Issuer and Guarantor, dated as of the Closing Date, certifying that the conditions specified in Sections 6.1, 6.6, 6.8 and 6.10 have been fulfilled.
     6.3.10. Such other certificates and documents as the Purchasers may reasonably request in order to evidence the satisfaction of the foregoing conditions and the completion of legal matters incident to the transactions contemplated by this Agreement, and in form and substance satisfactory to them.
     6.4. Due Diligence. The Purchasers shall be satisfied in their sole discretion with the results of their accounting, business, legal, environmental, accounting and tax due diligence reviews of the Issuers.
     6.5. Corporate/Capital Structure. The Purchasers shall be satisfied with the ownership, corporate and legal structure and capitalization of the Parent and the Issuers,

including, without limitation, the terms and conditions of the Preferred Stock, any capital stock, options, warrants or other securities issued by any Issuer and any agreements related thereto, including the Shareholders’ Agreement, shareholder agreements entered into with the other shareholders of the Parent, the Subordination Agreement and the Senior Credit Documents and the Merger Agreement.
     6.6. Authorizations, Consents and Approvals. The Issuers shall have received any and all necessary authorizations, consents and approvals and shall have made any and all filings and shall have satisfied all applicable waiting periods necessary in connection with the consummation of the transactions contemplated by this Agreement.
     6.7. Financial Statements. The Issuers shall have delivered to the Purchasers: (a) the audited Consolidated balance sheet of Parent and its Subsidiaries and the audited combined financial statements of the Sargent Companies, as of December 31, 2005 and (b) the unaudited consolidated financial statements of each of Parent and its Subsidiaries and Sargent Inc. and its Subsidiaries as of December 31, 2006.
     6.8. Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting any Issuer or any of their Subsidiaries or any of its respective properties pending or threatened before any court, governmental agency or arbitrator that (i) could have a Material Adverse Effect on the rights or remedies of the Purchasers hereunder, or on the ability of any Issuer or any of their Subsidiaries to perform its respective obligations with respect to this Agreement or the Notes or (ii) purports to affect the legality, validity or enforceability of the Senior Credit Documents, this Agreement, the Notes, any other Document or the consummation of the transactions contemplated hereby and thereby. No order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain the Purchasers from acquiring the Notes or from making the loans evidenced by the Notes.
     6.9. Other Fees and Expenses. On the Closing Date, all reasonable expenses of the Purchasers (including, without limitation, reasonable legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the other Documents shall have been paid by the Issuer to the extent due in accordance with Section 13.1.
     6.10. No Violation of Regulations T, U or X. The issuance of the Notes shall not violate Regulations T, U or X of the Board of Governors of the Federal Reserve Board.
     6.11. Existing Indebtedness. Simultaneous with the Closing hereunder, the Issuers shall satisfy all of their obligations under their existing subordinated debt facilities, outstanding letters of credit (except for those letters of credit listed on Schedule 6.11) and all other indebtedness for borrowed money issued outside the Ordinary Course of Business in a manner satisfactory to the Purchasers (other than Senior Indebtedness).
     6.12. Consummation of the Merger. Pursuant to the Merger Agreement, Sargent Inc. merged with and into Sargent LLC, resulting in Sargent LLC as the surviving company.

ARTICLE 7
NOTE AFFIRMATIVE COVENANTS
     The Issuers covenant and agree, for the benefit of the Purchasers, that so long as any Notes remain outstanding:
     7.1. Payment of Obligations. The Issuers will duly and punctually pay the principal (including Capitalized Interest), any Applicable Premium or other premium (if any), interest and any other amounts owing under this Agreement and the Notes with respect to the Notes, in each case when due under the terms of this Agreement and the Notes.
     7.2. Financial Statements. The Parent and its Subsidiaries shall maintain, and shall cause each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments). Each of Parent and its Subsidiaries shall deliver to the Noteholders (provided that Parent and its Subsidiaries shall not be required to deliver financial statements under this Section 7.2 to more than five Noteholders, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder) in form and detail reasonably satisfactory to the Required Security Holders:
     7.2.1. promptly when available and in any event within 105 days after the close of each fiscal year, a copy of the audited financial statements of Parent and its Subsidiaries as at the end of such year, including therein consolidated balance sheets and statements of earnings and cash flows of Parent and its Subsidiaries as at the end of such year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by Issuers and reasonably acceptable to the Purchasers, together with (a) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Issuers and Guarantors, taken as a whole, were not in compliance with any provision of Sections 8.5 and 8.12 and Article 9 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Issuers and Guarantors, taken as a whole, where not in compliance with any such provision, describing such non-compliance in reasonable detail and (b) a comparison with the budget for such fiscal year and a comparison of the previous fiscal year.
     7.2.2. as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of each year, except the final fiscal quarter of the fiscal year, a copy of the unaudited consolidated balance sheets of the Parent and each of its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of the Parent by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Parent and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure.
     7.2.3. promptly when available and in any event within 30 days after the end of each month (extended to 45 days, solely with respect to the month of December), a consolidated balance sheet of Parent and its Subsidiaries as of the end of such month, together with consolidated statements of earnings and cash flows for such month and for the period beginning with the first day of such fiscal year and ending on the last day of such month, together with a comparison with the corresponding period of the previous fiscal year and a comparison with the budget for such period of the current fiscal year, certified by a Responsible Officer of Parent; provided, that for all such financial statements covering any period of time prior to December 31, 2007, such statements shall consist of (i) the materials described in this Section 7.2.3, but solely for Roadrunner and its Subsidiaries on a consolidated basis and (ii) “flash reports” for the Sargent Companies on a consolidated basis, including revenue and EBITDA computations.
     7.2.4. promptly when available and in any event within thirty (30) days after the end of each month, a consolidated balance sheet of Parent and its Subsidiaries as of the end of such month, together with consolidated statements of earnings and cash flows for such month and for the period beginning with the first day of such fiscal year and ending on the last day of such month, together with a comparison with the corresponding period of the previous fiscal year and a comparison with the budget for such period of the current fiscal year, certified on behalf of the Parent by a Responsible Officer of the Parent.
     7.3. Certificates; Other Information. The Issuers shall furnish to each Noteholder (provided that the Issuers shall not be required to deliver the certificates and documents under this Section 7.3 to more than five Noteholders, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder):
     7.3.1. concurrently with the delivery of the financial statements referred to in Sections 7.2.1 and 7.2.2 above, a fully and properly completed Compliance Certificate in the form of Exhibit E, certified on behalf of the Issuers by a Responsible Officer (it being understood that, with respect to the Compliance Certificate delivered with the financial statements referred to in Section 7.2.2, the Compliance Certificate need only be completed to the extent the Issuers is required to evidence compliance with the financial covenants in Article 9 hereof);
     7.3.2. promptly after the same are sent, copies of all financial statements and reports which Parent sends to its shareholders or other equity holders, as applicable, generally; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which Parent may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;
     7.3.3. together with each delivery of financial statements pursuant to Section 7.2.1 and Section 7.2.2 for the last calendar month of each fiscal quarter (i) a management report, in reasonable detail, signed by a Responsible Officer of the Issuers on behalf of the Issuers, describing the operations and financial condition of the Issuers and their Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to Section 7.3.5 and discussing the reasons for any significant variations;
     7.3.4. as soon as available and in any event no later than thirty (30) days after the last day of each fiscal year of the Issuers, projections of the Issuers’ (and their Subsidiaries’) consolidated financial performance for the then current fiscal year on a month by month basis;
     7.3.5. promptly upon receipt thereof, copies of any reports submitted by the Issuers’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Issuers made by such accountants, including any comment letters submitted by such accountants to management of the Issuers in connection with their services;
     7.3.6. promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Issuer filed with the SEC; copies of all registration statements of any Issuer filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally;
     7.3.7. promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Senior Indebtedness;
     7.3.8. promptly, such additional business, financial, corporate affairs, perfection certificates and other information as the Required Security Holders may from time to time reasonably request.
     7.4. Notices. The Issuers shall notify promptly the Noteholders (provided that the Issuers shall not be required to deliver such notice to more than five Noteholders, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder) of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becoming aware thereof):
     7.4.1. the occurrence or existence of any “Event of Default” under and as defined in the Senior Credit Agreement or any Default or Event of Default under this Agreement;
     7.4.2. any breach or non-performance of, or any default under, any Contractual Obligation of the Parent or any of its Subsidiaries, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, the Parent or such Subsidiary has taken, is taking or proposes to take in respect thereof;
     7.4.3. any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;
     7.4.4. the commencement of, the threat of or any material development in, any litigation, arbitration or governmental investigation or proceeding affecting the Parent or any of its Subsidiaries or any of the properties thereof (i) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Document;
     7.4.5. any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement actions, Hazardous Material cleanup, or removal orders or other Governmental Authority, judicial or administrative actions instituted against the Parent or any of its Subsidiaries pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining the Property of the Parent or any Subsidiary of the Parent that could reasonably be anticipated to cause the Parent’s or any of its Subsidiaries’ Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws;
     7.4.6. any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Issuers or any member or its Controlled Group with respect to such event:
     7.4.6.1. an ERISA Event;
     7.4.6.2. the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;
     7.4.6.3. the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or
     7.4.6.4. the commencement of contributions by any member of the Controlled Group to any Multiemployer Plan or any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;
     7.4.7. any material change in accounting policies or financial reporting practices by Parent, the Issuers or any of their Subsidiaries;

     7.4.8. any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Parent or any of its Subsidiaries if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
     7.4.9. the creation, establishment or acquisition of any Subsidiary or the issuance by the Issuers or such Subsidiary of any capital stock or warrant option or similar agreement in respect thereof.
Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer on behalf of the Issuers setting forth details of the occurrence referred to therein, and stating what action the Issuers proposes to take with respect thereto and at what time. Each notice under Section 7.4.1 shall describe with particularity any and all clauses or provisions of this Agreement or other Document that have been breached or violated.
     7.5. Preservation of Corporate Existence, Etc. With the exception of the merger of Sargent LLC and Sargent Inc. (which was consummated contemporaneously with the Closing), the Parent shall, and shall cause each of its Subsidiaries to:
     7.5.1. preserve and maintain in full force and effect its organizational existence and good standing under the laws of its state or jurisdiction of incorporation and in such foreign jurisdictions in which the failure to maintain such good standing would reasonably be expected to have a Material Adverse Effect, except, with respect to the Issuers’ Subsidiaries, in connection with transactions permitted by Section 8.3;
     7.5.2. preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 8.3 and sales of assets permitted by Section 8.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
     7.5.3. use its reasonable efforts, in the Ordinary Course of Business and in the reasonable business judgment of the Issuers, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and
     7.5.4. preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     7.6. Maintenance of Property. The Issuers shall maintain, and shall cause each of their Subsidiaries to maintain, and preserve all its Property which is necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     7.7. Insurance. The Issuers shall maintain, and cause each other Issuers and Guarantors to maintain, with reputable insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and, upon request of the Purchasers, furnish to the Purchasers, a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Issuers and Guarantors. The Issuers and Guarantors shall cause each issuer of an insurance policy to provide the Purchasers with an endorsement (i) providing that 30 days’ notice will be given to the Purchasers prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (ii) reasonably acceptable in all other respects to the Purchasers. Unless the Issuers and Guarantors provide Purchasers with evidence of the insurance coverage required by this Agreement, the Purchasers may purchase insurance at the Issuers’ expense. The Issuers may later cancel any insurance purchased by the Purchasers, but only after providing the Purchasers with evidence that the Issuers have obtained insurance as required by this Agreement. If the Purchasers purchase insurance, the Issuers will, jointly and severally, be responsible for the costs of that insurance including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Notes or other obligations owing hereunder. The costs of the insurance may be more than the cost of the insurance the Issuers or Guarantors may be able to obtain on their own.
     7.8. Payment of Obligations. The Issuers shall, and shall cause their Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, the following obligations and liabilities:
     7.8.1. all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Issuers or such Subsidiary;
     7.8.2. all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by the Issuers;
     7.8.3. all Indebtedness (other than Indebtedness evidenced by the Senior Credit Documents), as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness, except to the extent such non-payment would not result in an Event of Default under Section 11.3; and
     7.8.4. the performance of all obligations under any Contractual Obligation (other than the Senior Credit Documents) to which the Issuers or any of their Subsidiaries is bound, or to which it or any of its properties is subject, including the Notes Documents, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     7.9. Compliance with Laws. Comply, and cause each other Issuer to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Issuer to ensure, that no person who owns a controlling interest in or otherwise controls a Issuer is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Issuer to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Issuer to pay, prior to delinquency, all taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could reasonably be expected to become a Lien on any of its property; provided that the foregoing shall not require any Issuer to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.
     7.10. Inspection of Property and Books and Records. The Issuers shall maintain and shall cause each of their Subsidiaries to maintain proper books of record and account, in which true and correct entries, in all material respects, in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Issuers and such Subsidiaries. After the occurrence and during the continuance of an Event of Default, the Issuers shall permit, and shall cause each of their Subsidiaries to permit, representatives and independent contractors of the Noteholders (at the expense of the Issuers), to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Issuers; provided, however, a Responsible Officer of the Issuers shall be afforded the opportunity to attend any discussions with any independent public accountants (a “Issuers Inspection Right”). In addition, in the absence of an Event of Default, each of Sankaty and ACAS shall have one Issuers Inspection Right per year. If either of Sankaty or ACAS elects not to use their Issuers Inspection Right, the other may, with the written authorization of the Purchaser electing not to use their Issuers Inspection Right in such year, use such Issuers Inspection Right. Fees paid by the Issuers under this Section 7.10 in connection with the Issuers Inspection Right shall not exceed $10,000 plus out-of-pocket expenses per visit.
     7.11. Use of Proceeds. The Issuers shall use the proceeds of the Notes only for the purposes set forth in Section 2.6 hereof.

     7.12. Solvency. The Issuers and Guarantors taken as a whole shall at all times be Solvent.
     7.13. Further Assurances.
     7.13.1. The Issuers shall ensure that all written information (other than proposed budgets and projections), exhibits and reports furnished to the Noteholders, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Noteholders (provided that the Issuers shall not be required to deliver such notice to more than five Noteholders, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder) and correct any defect or error that may be discovered therein or in any Securities Document or in the execution, acknowledgement or recordation thereof to the extent necessary to disclose new or changed facts or circumstances, or to correct a defect or error, the non-disclosure of which would result in the representations and warranties set forth in Article 5 not being true and correct; provided that delivery or receipt of such subsequent disclosure shall not constitute a waiver by the Noteholders or a cure of any Default or Event of Default resulting in connection with the matters disclosed.
     7.13.2. The Issuers shall promptly inform the Noteholders (provided that the Issuers shall not be required to deliver such notice to more than five Noteholders, it being understood that for this purpose, funds managed by the same adviser or an Affiliate of such adviser shall be deemed to constitute one Noteholder) of the creation or acquisition of any direct or indirect Subsidiary and cause each such direct or indirect Subsidiary that is organized or formed under the laws of the United States or any state thereof to execute a guarantee of the Notes in a form reasonably acceptable to the Required Security Holders.
ARTICLE 8
NOTE NEGATIVE COVENANTS
     The Issuers covenant and agree, for the benefit of the Purchasers, that so long as any Notes remain outstanding:
     8.1. Limitation on Liens. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
     8.1.1. Liens securing the Senior Indebtedness and other Obligations under the Senior Credit Documents.
     8.1.2. any Lien existing on the Property of the Issuers or their Subsidiaries on the Closing Date and set forth in Schedule 8.1 securing Indebtedness outstanding on such date and permitted by Section 8.5.3, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 8.5.3;
     8.1.3. Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 7.8;
     8.1.4. carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
     8.1.5. Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;
     8.1.6. Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding not exceeding $200,000;
     8.1.7. easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or, in the aggregate, do not materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Issuers and their Subsidiaries;
     8.1.8. Liens on any Property acquired or held by the Issuers or their Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 8.5.4; provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property (including any shipping and installation costs);
     8.1.9. Liens securing Capital Lease Obligations permitted under subsection 8.5.4;
     8.1.10. any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or non-exclusive license permitted by this Agreement;

     8.1.11. Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;
     8.1.12. Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums in the ordinary course of business;
     8.1.13. Liens in favor of collecting banks arising under Section 4-210 of the UCC;
     8.1.14. Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business consistent with past practices, to the extent not interfering with the Parent or any of its Subsidiaries;
     8.1.15. licenses, sublicenses, leases or subleases of real property or intellectual property granted by the Issuers (as lessor or licensor) to third Persons in the Ordinary Course of Business consistent with past practices;
     8.1.16. banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institutions and subsequently unpaid and unpaid fees and expenses that are charged to the Parent or any of its Subsidiaries by such financial institutions in the Ordinary Course of Business of the maintenance and operation of such accounts;
     8.1.17. Liens deemed to exist in connection with repurchase agreements and other similar Investments to the extent such repurchase agreements and/or Investments are permitted under Section 8.4 hereof;
     8.1.18. other Liens not described above securing obligations other than Indebtedness, provided such Liens do not secure obligations in excess of $2,000,000 in the aggregate at any one time; and
     8.1.19. Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods.
     8.2. Disposition of Assets. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
     8.2.1. (i) dispositions of inventory and use of cash, all in the Ordinary Course of Business, (ii) dispositions of used, worn-out or surplus equipment in the Ordinary Course of Business and (iii) leasing, subleasing, licensing or sublicensing of intellectual property, or real or personal property to third parties, in each case, in the Ordinary Course of Business consistent with past practices, to the extent not interfering with the Issuers or any of their Subsidiaries;

     8.2.2. dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made as provided in the Senior Credit Agreement and Section 3.2.4 of this Agreement, including the sale by Sargent Truck of the owned real property of Sargent Truck located in Saginaw, Michigan for at least fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) at least seventy-five percent (75%) of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Issuers and their Subsidiaries, together, does not exceed five percent (5%) of the net book value of the consolidated assets of the Issuers as of the last day of the preceding fiscal year, and (iv) after giving effect to any such disposition over $200,000, the Issuers are in compliance on a pro forma basis with the covenants set forth in Article 9, recomputed for the most recent quarter for which financial statements have been delivered;
     8.2.3. sales, discounts or write-offs of overdue Accounts for collection in the Ordinary Course of Business consistent with past practices;
     8.2.4. sales or other dispositions of Cash Equivalents in the Ordinary Course of Business;
     8.2.5. the granting of Permitted Liens; and
     8.2.6. sales or other dispositions expressly permitted pursuant to Section 8.3.
     8.3. Consolidations and Mergers. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except as provided in Section 8.10 herein and, upon not less than five (5) Business Days prior written notice to the Noteholders, (i) any Subsidiary of either Issuers may merge with, or dissolve or liquidate into, either Issuers or a Wholly-Owned Subsidiary of either Issuers, provided that the respective Issuers or such Wholly-Owned Subsidiary shall be the continuing or surviving entity and (ii) any Subsidiary of the Parent may merge with, or dissolve or liquidate into a Wholly-Owned Subsidiary of the Parent, provided that the Wholly-Owned Subsidiary shall be the continuing or surviving entity.
     8.4. Loans and Investments. The Issuers shall not and shall not suffer or permit any of their Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary after the Closing Date, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Issuers or any Subsidiary of the Issuers, but excluding trade payables, accrued operating expenses, prepaid operating expenses and Accounts

Receivable, in each instance, incurred, made or arising in the Ordinary Course of Business consistent with past practices (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
     8.4.1. Investments in cash and Cash Equivalents;
     8.4.2. extensions of credit in the Ordinary Course of Business by (i) the Issuers to any of its Wholly-Owned Subsidiaries, or (ii) any Wholly-Owned Subsidiary of the Issuers to the Issuers or to any other Wholly-Owned Subsidiary of the Issuers;
     8.4.3. (i) travel and similar advances to employees or independent contractors in the Ordinary Course of Business and (ii) other loans to independent contractors and other service providers in the Ordinary Course of Business, in the case of clause (ii), not to exceed $500,000 in the aggregate at any time outstanding;
     8.4.4. Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
     8.4.5. Investments in the form of intercompany loans made by the Issuers to Parent to the extent that, at the time such loan is made, a Restricted Payment from the Issuers to Parent would be permitted under Section 8.11 and provided that (i) the proceeds of such loans are used for the purposes specified in Section 8.11 and (ii) such loan shall be treated as a Restricted Payment for purposes of this Agreement, including, without limitation, determining compliance with the provisions of Section 8.11 relating to the type of such Restricted Payment and Section 9.3;
     8.4.6. contributions by Parent to the capital of the Issuers;
     8.4.7. Investments constituting Indebtedness permitted by Section 8.5;
     8.4.8. Contingent Obligations permitted by Section 8.9 or Liens permitted by Section 8.1;
     8.4.9. the forgiveness or capitalization by the Issuers or any of their Subsidiaries of Indebtedness owed to the Issuers or such Subsidiary by the Issuers or any other Subsidiary of the Issuers organized or formed under the laws of the United States or any jurisdiction thereof in the Ordinary Course of Business;
     8.4.10. Hedging Agreements entered into in the Ordinary Course of Business, (i) on an unsecured basis, for bona-fide hedging purposes and not for speculation or (ii) pursuant to the Senior Credit Agreement or otherwise if provided by a lender under the Senior Credit Agreement;
     8.4.11. deposit accounts maintained in the Ordinary Course of Business;

     8.4.12. deposits made in the Ordinary Course of Business securing obligations or performance under contracts, such as in connection with real estate or personal property leases;
     8.4.13. promissory notes and other similar non-cash consideration received by the Issuers or any of their Subsidiaries in connection with dispositions permitted under Section 8.2.2;
     8.4.14. the establishment or creation of domestic Wholly-Owned Subsidiaries by the Issuers or any of its domestic Wholly-Owned Subsidiaries after the Closing Date to the extent the Issuers and their Subsidiaries shall have complied with the provisions of Section 7.13.2 in respect thereof and no Default or Event of Default exists or otherwise would arise or result therefrom, provided that, contributions to capital and extensions of credit to such Subsidiaries shall be subject to the provisions of this Agreement;
     8.4.15. the acquisition by the Issuers or any of its domestic Wholly-Owned Subsidiaries of all or substantially all of the assets of another domestic business organization that is a Wholly-Owned Subsidiary prior to such acquisition, or of any business or division of such domestic Wholly-Owned Subsidiary, so long as no Event of Default exists or otherwise would result therefrom;
     8.4.16. Investments existing on the Closing Date and set forth in Schedule 8.4; and
     8.4.17. Investments in Newco (as defined in Section 8.10).
     8.5. Limitation on Indebtedness. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
     8.5.1. Indebtedness incurred pursuant to the Senior Credit Agreement, the principal amount of which is not to exceed the Maximum Senior Debt Amount.
     8.5.2. Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 8.9;
     8.5.3. Indebtedness existing on the Closing Date and set forth in Schedule 8.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;
     8.5.4. Indebtedness not to exceed $2,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 8.1.8;
     8.5.5. unsecured intercompany Indebtedness permitted pursuant to Section 8.4.2;
     8.5.6. Indebtedness incurred pursuant to the Thayer Earn-Out Guarantee;

     8.5.7. Indebtedness evidenced by the Notes;
     8.5.8. Indebtedness incurred in respect of netting services and overdraft protection in connection with deposit accounts;
     8.5.9. Indebtedness incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;
     8.5.10. unsecured Subordinated Indebtedness evidenced by debt securities issued by the Issuers constituting Excluded Issuances; provided, that such Indebtedness shall be subordinated in a manner acceptable to the Noteholders and contain other terms and conditions acceptable to the Noteholders which terms shall, in any case, (i) not provide for any acceleration rights in favor of the holder thereof until such time as the Note Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been repaid in full in cash, (ii) provide that no payments of interest, principal or other amounts shall be made thereon until a date that is at least six months after the date on which all Note Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are to be repaid in full in cash and (iii) not include any covenants, other than covenants to pay amounts owing thereunder;
     8.5.11. solely for the period commencing on the Closing Date through the date ninety (90) days following the Closing Date, Indebtedness arising under those four (4) certain letters of credit, numbers 1171, 1183, 1189 and 1190, in the aggregate face amount of $135,000 issued by Katahdin Trust Company for the account of certain Sargent Companies; provided, that such letters of credit shall not be renewed, extended or otherwise modified following the date hereof; and
     8.5.12. other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $200,000.
     8.6. Transactions with Affiliates. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, enter into any transaction with any Affiliate of the Issuers or of any such Subsidiary, except:
     8.6.1. as expressly permitted by this Agreement;
     8.6.2. in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Issuer or such Subsidiary provided that, in the case of this Section 8.6.2, upon fair and reasonable terms no less favorable to the Issuer or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Issuer or such Subsidiary and which are disclosed in writing to the Purchasers;
     8.6.3. transactions entered into on or prior to the Closing Date and disclosed on Schedule 8.6; and
     8.6.4. transactions contemplated by the Management Agreement.

     8.7. Management Fees and Compensation. The Issuers shall not, and shall not permit any of their Subsidiaries to pay any management, consulting or similar fees to any of their Affiliates or to any officer, director or employee of any Issuer or any of their Subsidiaries or any of their Affiliates except (a) payment of reasonable compensation to officers and employees for actual services rendered to the Parent and its Subsidiaries in the Ordinary Course of Business, (b) payment of reasonable directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $200,000 in any fiscal year of the Issuers, (c) so long as (x) no Event of Default exists or would result therefrom, and (y) the Leverage Ratio, for each of not less than two consecutive Computation Periods, commencing with the Computation Period ending March 31, 2007, is less than 4.75 to 1.0, the Issuers may pay management fees (or make distributions to Parent, if concurrently used by Parent to make such payments) to Eos and Sponsor or any Affiliate of Eos or Sponsor (including without limitation Thayer Management) pursuant to the terms of the Management Agreement; provided, that, subject to the additional provisions of this clause (c), (I) if on the last day of any Computation Period occurring following satisfaction of the terms of the preceding clause (y) the Leverage Ratio as of such day exceeds 4.75 to 1.0, the Issuers may not thereafter pay any such management fees (or make distributions to Parent in respect thereof) until such date that the Leverage Ratio as of the last day of any future Computation Period is less than 4.75 to 1.0, (II) if on the last day of any Computation Period occurring following satisfaction of the terms of the preceding clause (y) the Leverage Ratio as of such day is less than 4.0 to 1.0 (computed on a pro forma basis after giving effect to the payments contemplated by this clause (II)), Issuers may pay any management fees (or make distributions to Parent in respect thereof) that have accrued but remain unpaid due to the provisions of this clause (c) and (III) any management fees described in this clause (c) that have accrued but not been paid due to the provisions hereof shall continue to accrue, and may be paid as provided in this clause (c).
     8.8. Use of Proceeds. The Issuers shall not and shall not suffer or permit any of their Subsidiaries to use any portion of the proceeds of the notes, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of the Issuers or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.
     8.9. Contingent Obligations. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:
     8.9.1. endorsements for collection or deposit and standard contractual indemnities entered into in the Ordinary Course of Business;
     8.9.2. Hedging Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation or as otherwise required under the Senior Credit Documents in effect on the Closing Date;
     8.9.3. Contingent Obligations of the Issuers and their Subsidiaries existing as of the Closing Date and listed in Schedule 8.9, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;
     8.9.4. Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;
     8.9.5. Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent title insurance policies;
     8.9.6. Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under Section 7.2.2; and
     8.9.7. Contingent Obligations arising under letters of credit under the Senior Credit Agreement and other letters of credit which are the subject of a letter of credit participation agreement under the Senior Credit Agreement.
     8.9.8. Contingent Obligations incurred for the benefit of the Issuers or any of its Wholly-Owned Subsidiaries if the primary obligation is expressly permitted by this Agreement.
     8.9.9. Contingent Obligations constituting of guarantees of obligations under the Senior Credit Documents, this Agreement and the Notes.
     8.10. Business Activities; Issuance of Equity; Subsidiaries. Not, and not permit any other Issuer to, issue any equity securities other than any issuance of shares of Parent’s common equity securities. Not, and not permit any other Issuer to, form or acquire any Subsidiary, other than as permitted by Section 8.4.14.
     8.11. Compliance with ERISA. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to:
     8.11.1. terminate any Plan subject to Title IV of ERISA so as to result in any material liability to the Issuers;
     8.11.2. permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;
     8.11.3. make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to any Issuer;
     8.11.4. enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or
     8.11.5. permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan)

materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.
     8.12. Restricted Payments. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other equity securities, (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Issuers may declare and pay dividends to the Issuers or any Wholly-Owned Subsidiary of the Issuers, and except that the Issuers may:
     8.12.1. declare and make dividend payments or other distributions payable solely in its common stock or other equity securities;
     8.12.2. with respect to Preferred Stock, make annual dividend payments to Parent so Parent can pay dividends as contemplated by Parent’s Certificate of Incorporation as amended, but only if, after giving pro forma effect to such dividend payment the Issuers are in compliance with the covenants set forth in Article 9.
     8.12.3. make distributions to Parent which are immediately used by Parent to redeem from management stockholders shares of Parent common stock or warrants or options to acquire any such shares provided all of the following conditions are satisfied:
     8.12.3.1. no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;
     8.12.3.2. after giving effect to such Restricted Payment, the Issuers is in compliance on a pro forma basis with the covenants set forth in Article 9, recomputed for the most recent month for which financial statements have been delivered;
     8.12.3.3. the aggregate Restricted Payments permitted by this Section 8.12.2 in any fiscal year of the Issuers shall not exceed $500,000; provided that the foregoing limits shall not apply to amounts expended pursuant to this clause solely from (x) the proceeds of key man life insurance to the extent the proceeds are used to repurchase the equity interests in Parent from the deceased employee or such deceased employee’s estate or spouse or (y) the proceeds of Excluded Issuances to the extent such issuances are permitted pursuant to the terms of this Agreement; and
     8.12.4. in the event the Issuers files a consolidated income tax return with Parent, make distributions to Parent to permit Parent to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the Ordinary Course of Business provided, that the amount of such distribution shall not be greater, nor the receipt by the Issuers of tax benefits less, than they would have been had the Issuers not filed a consolidated return with Parent;
     8.12.5. make distributions to Parent at such times and in such amounts as are necessary to permit payment in the Ordinary Course of Business of taxes, accounting and administrative expenses (including without limitation the payment of reasonable director fees and expenses and premiums with respect to directors and officers liability insurance policies to the extent permitted pursuant to Section 8.7(b)) payable by Parent.
     8.13. Change in Business. The Issuers shall not, and shall not permit any of their Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof or any business similarly related to or which constitutes a reasonable extension thereof.
     8.14. Change in Structure. Except as expressly permitted under Section 8.3, the Issuers shall not and shall not permit any of their Subsidiaries to, make any material changes in its equity capital structure (including in the terms of its outstanding stock), or amend any of its Charter Documents in any material respect or in any respect adverse to the Noteholders in their capacity as such.
     8.15. Accounting Changes. The Issuers shall not, and shall not suffer or permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Issuers or of any of their consolidated Subsidiaries.
     8.16. No Negative Pledges. The Issuers will not, and will not permit any of their Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s equity securities or to pay fees, including management fees, make other payments and distributions or extend loans or advances to the Issuers or any of their Subsidiaries, or transfer any of its properties or assets to the Issuers or any of their Subsidiaries other than restrictions contained in the Senior Credit Agreement or this Agreement. The Issuers will not, and will not permit any of their Subsidiaries, directly or indirectly, to enter into, assume or become subject to any Contractual Obligation (other than the Senior Credit Documents and this Agreement) prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Noteholders, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Sections 8.1.8 and 8.1.9 provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens or licenses and contracts providing that the granting of such Lien in the right, title or interest of the Issuers or their Subsidiaries therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another Person party to such license or contract to enforce any remedy with respect thereto.

     8.17. OFAC. None of the Issuers or any Subsidiary of any Issuer (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise, to the knowledge of a Responsible Officer of the Issuers, associated with any such person in any manner violative of Section 2, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.
     8.18. Limitation on Activities of Parent. The Parent shall not engage in any business activity other than (i) its ownership of the equity securities of the Issuers and activities incidental thereto, (ii) activities incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Documents to which it is a party.
     8.19. Antilayering. The Issuers will not, and will not permit any of their Subsidiaries to, incur or in any fashion become or remain liable with respect to any Indebtedness which, by its terms, is subordinated to the Senior Indebtedness of the Issuers or such Subsidiary and which is not expressly subordinated to the Note Obligations on terms satisfactory to the Required Security Holders.
     8.20. Amendment of Material Documents.
     8.20.1. The Parent will not, and will not permit any of its Subsidiaries to, consent to or request any amendment, modification or supplement to or waiver of any provision of this Agreement, the Management Agreement or any of their Charter Documents in a manner that would reasonably be expected to affect the interests of the Noteholders (in their capacities as such) materially and adversely without in each case having obtained the specific prior written consent of the Required Security Holders, which consent shall not be unreasonably withheld.
     8.20.2. Without the consent of the Required Security Holders, which consent shall not be unreasonably withheld, the Issuers will not, and will not permit any of their Subsidiaries to, consent to or request any amendment, modification or supplement to or waiver of any provision of the Senior Credit Documents to the extent such consent, amendment, modification, supplement or waiver is otherwise not permitted under the Subordination Agreement.
     8.21. Observer Rights. For so long as any Notes remain outstanding, the Required Security Holders will have the right to appoint two observers (the “Observers” and each an “Observer”) to the boards of directors of the Parent and its Subsidiaries, and each committee of the boards of directors of the Parent and its Subsidiaries (other than the compensation and audit committees), who shall be entitled to attend all meetings of the boards of directors and each committee of the boards of directors (other than the compensation and audit committees) of the Parent and its Subsidiaries, and who shall receive all reports, meeting materials, notices and other materials as and when provided to the board members; provided, however, that the Parent and its Subsidiaries may exclude any Observer from portions of meetings and from the receipt of reports, meeting materials, notices and other materials solely to the extent that (i) outside counsel to the Parent and its Subsidiaries reasonably determines that the participation of any Observer in such portions of meetings or the receipt of such materials by any Observer would result in the loss of the attorney-client privilege by the Parent and its Subsidiaries with respect to the underlying subject matter thereof or (ii) the underlying subject matter relates specifically to actions to be taken by the Parent and its Subsidiaries with respect to the Notes. Notwithstanding anything to the contrary in this Section 8.21, for so long as Sankaty (or any (a) Affiliate of Sankaty, (b) trust or other securitization or financing vehicle of Sankaty, or (c) successor to such trust’s or securitization vehicle’s rights and interests in and to any Note) holds any Notes outstanding Sankaty will have the right to appoint one of such Observers and for so long as ACAS (or any (a) Affiliate of ACAS, (b) trust or other securitization or financing vehicle of ACAS, or (c) successor to such trust’s or securitization vehicle’s rights and interests in and to any Note) holds any Notes outstanding ACAS will have the right to appoint one of such Observers. All of the reasonable expenses of the Observers shall be paid by the applicable Issuers. The Issuers agree that their boards of directors will meet at least quarterly.
     8.22. Fiscal Year. The Issuers will not, and will not permit their Subsidiaries to change their respective fiscal year.
     8.23. Unconditional Purchase Obligations. The Issuers will not, and will not permit any other Issuer to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.
     8.24. Additional Covenants. In the event that additional covenants which are not included in the Senior Credit Agreement on the date hereof are, following the date hereof, added to the Senior Credit Agreement or incorporated in any loan or credit agreement which replaces or refinances the Senior Credit Agreement refinancing, such covenants shall be automatically deemed to have been added to this Agreement for the benefit of the Purchasers, and shall be incorporated by reference as if fully set forth, and the Purchasers shall be entitled to the benefit of any such incorporated covenants from and after such incorporation; provided that any such additional incorporated covenants that are financial covenants (e.g., performance or liquidity targets or leverage or coverage ratios) shall be deemed to be incorporated into this Agreement as adjusted such that the levels are 15% more lenient to the Issuers than the corresponding new covenant in the Senior Credit Agreement or such replacement or refinancing facility.
ARTICLE 9
NOTE FINANCIAL COVENANTS
     The Issuers covenant and agree, for the benefit of the Purchasers, that so long as any Notes remain outstanding:
     9.1. Leverage Ratio. The Issuers shall not permit its Leverage Ratio for the twelve month period ending on any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio

Each of March 31, 2007, June 30, 2007 and September 30, 2007	6.55 to 1.00

December 31, 2007	5.50 to 1.0

March 31, 2008	5.25 to 1.0

June 30, 2008	5.0 to 1.0

September 30, 2008	4.75 to 1.0

December 31, 2008	4.40 to 1.0

Each of March 31, 2009 and every March 31, June 30, September 30 and December 31 thereafter	4.15 to 1.00
“Leverage Ratio” shall be calculated in the manner set forth in such definition in Appendix I.
     9.2. Fixed Charge Coverage Ratio. The Issuers shall not permit their Fixed Charge Coverage Ratio for the twelve month period ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Ratio

Each of March 31, 2007 and June 30, 2007	0.90 to 1.00

September 30, 2007	0.95 to 1.00

December 31, 2007	1.00 to 1.00

Each of March 31, 2008 and June 30, 2008	1.00 to 1.00

Each of September 30, 2008 and December 31, 2008	1.05 to 1.00

Each of March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009	1.10 to 1.00

Each March 31 and June 30, September 30 and December 31 thereafter	1.15 to 1.00

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in such definition in Appendix I.
ARTICLE 10
EVENTS OF DEFAULT
     If one or more of the following events (herein referred to as “Events of Default”) shall occur and be continuing:
     10.1. Payment Default. The Issuers shall (x) fail to pay, (i) any principal of, or premium, if any, on the Notes when the same becomes due and payable, whether upon maturity, prepayment, acceleration or otherwise (including any Applicable Premium thereon), (ii) any interest on the Notes for a period of five consecutive Business Days after the same shall become due and payable or (iii) any other amount due hereunder within 30 days after demand therefor, (y) fail to prepay the Notes following receipt of a Change of Control Repurchase Notice as required under Section 3.2.3 or (z) fail to make any offer to purchase Notes or prepayment required under Section 3.2.4 when required to be made or to timely consummate any such accepted offer; or
     10.2. Default Under Senior Indebtedness. (i) Any event of default shall have occurred and be continuing with respect to the Senior Indebtedness beyond any applicable notice, grace or cure period (which shall not exceed five (5) days) resulting from the failure of the Issuers to pay as and when due any regularly scheduled payment, of principal of or interest on such Senior Indebtedness to the extent the aggregate amount so not paid exceeds $100,000 (or $500,000 in the event of a prepayment required under Section 6.2.2(b) of the Senior Credit Agreement) and such event of default shall not have been irrevocably cured or irrevocably waived within thirty (30) days after the occurrence of such event of default, or (ii) any default or event of default shall have occurred with respect to the Senior Indebtedness beyond any applicable notice, grace or cure period or waiver or extension thereof which default results in the acceleration of the Senior Indebtedness; provided, that if, following any such event of default in respect of the Senior Indebtedness described in the foregoing clause (i) or any acceleration of the Senior Indebtedness described in the foregoing clause (ii), such event of default is irrevocably waived or otherwise irrevocably cured after the applicable thirty (30) day period or such acceleration is irrevocably rescinded, as the case may be, then, automatically, and without further action or notice, (x) the Event of Default previously arising hereunder as a result thereof shall be deemed waived and (y) any and all rights, remedies and actions exercised or taken by the Noteholders shall be rescinded and terminated if, with respect to this clause (y), the Noteholder’s entitlement to exercise such rights or take such actions is based solely on this Section 10.2; or
     10.3. Default Under Other Indebtedness. Other than as set forth in Section 10.1 or 10.2 above, any default or event of default shall have occurred with respect to (x) any other item of

Indebtedness of any Issuer or any Subsidiary (other than Senior Indebtedness) in excess of $500,000 beyond any applicable notice, grace or cure period or waiver or extension thereof which is either (i) a payment default or (ii) a non payment default resulting in the acceleration of such Indebtedness; or
     10.4. Certain Covenants. The Issuer shall default in the performance or observance of any covenant contained in Sections 8 or 9 of this Agreement; or
     10.5. Other Defaults. Any Issuer shall default in the performance or observance of any covenant, agreement or condition of this Agreement (other than those described or referred to in any other paragraph of this ARTICLE 10) and such default shall continue for more than 30 days after the first to occur of (i) the president, chief executive officer, chief financial officer, controller or other executive officer of any Issuer shall obtain actual knowledge of such default or (ii) receipt by any Issuer of written notice of such default from the Required Security Holders; or
     10.6. Breach of Representations or Warranties. Any representation or warranty made by any Issuer in this Agreement or in any statement or certificate (other than budgets and projections) at any time given by it in writing pursuant hereto or in connection herewith or therewith shall (taken as a whole) be false or inaccurate in any material respect on the date as of when made; or
     10.7. Involuntary Bankruptcy, Appointment of Receiver, etc. (a) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Issuer or any Subsidiary in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in the United States or any other jurisdiction, which decree or order is not stayed; or any other similar relief shall be granted and remain unstayed under any applicable law; or (b) an involuntary case is commenced against any Issuer or any of their Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Issuer or any of their Subsidiaries or over all or a substantial part of any of their respective properties, shall have been entered, or an interim receiver, trustee or other custodian of any Issuer or any of their Subsidiaries for all or a substantial part of their respective properties is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of any Issuer or any of their Subsidiaries, and the continuance of any such events in this clause (b) for 60 days unless dismissed, bonded, stayed, vacated or discharged; or
     10.8. Voluntary Bankruptcy, Appointment of Receiver, etc. Any Issuer or any of their Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in the United States or any other jurisdiction, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by any Issuer or any of their Subsidiaries of any general assignment for the benefit of creditors; or

the board of directors of any Issuer or any of their Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing; or
     10.9. Judgments and Attachments. One or more judgments or decrees shall be entered against any Issuer or any of their Subsidiaries involving a liability (to the extent not paid or covered by insurance) in excess of $500,000 for all such outstanding judgments and decrees and all such judgments or decrees shall not have been paid, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof,
     THEN, (i) upon the occurrence and during the continuance of any Event of Default described in the foregoing Section 10.7 or 10.8 with respect to any Issuer or any of their Subsidiaries, the unpaid principal amount of all Notes, together with accrued interest thereon, and, as liquidated damages and not as a penalty, an amount equal to the Applicable Premium, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuers, and (ii) upon the occurrence and during the continuance of any other Event of Default, 45% of the Security Holders (the “Declaring Security Holders”) may, upon written notice to the Issuers, declare the Notes held by such Declaring Security Holders to be due and payable, whereupon the principal amount of such Notes, together with accrued interest thereon, and as liquidated damages and not as a penalty, an amount equal to the Applicable Premium then in effect, shall automatically become immediately due and payable, without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuers; provided, however, that if the principal of, premium, if any, and interest on such Notes due otherwise than by such declaration plus any expenses due and payable hereunder have been paid in full, and any and all Defaults (other than the nonpayment of principal and interest on the Notes that shall have become due by such declaration; provided, for the avoidance of doubt, that the nonpayment of principal and interest due on account of an Event of Default described in Section 10.1 (y) or (z) may be waived by the Required Security Holders) shall have been remedied or waived, the Declaring Security Holders may (and if such Defaults arise solely on account of an acceleration of Senior Indebtedness which has been rescinded, shall) waive all Defaults and rescind and annul any such declaration and consequences.
ARTICLE 11
GUARANTEE
     11.1. Guarantee of Note Obligations. Each Issuer and Guarantor unconditionally guarantees that the Note Obligations will be performed and paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guarantee being a guarantee of payment and not of collectability and being absolute and in no way conditional or contingent (the “Guarantee”). In the event any part of the Note Obligations shall not have been so paid in full when due and payable, each Guarantor will, immediately upon notice by the Required Security Holders or, without notice, immediately upon the occurrence of an Event of Default under Section 10.7 or Section 10.8, pay or cause to be paid to each Noteholder such Noteholder’s proportionate share of such Note Obligations which are then due and payable and unpaid. The obligations of each Guarantor hereunder shall not be affected by the invalidity, unenforceability or irrecoverability of any of the Note Obligations as against the Issuers, any other guarantor thereof or any other Person. For purposes hereof, the Note Obligations shall be due and payable when and as the same shall be due and payable under the terms of this Agreement or any other Securities Document notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under the Bankruptcy Code or other applicable law. The guarantees provided for in this Section 11 are subordinate in right of payment to the Senior Indebtedness in the manner and to the extent set forth in the Subordination Agreement.
     11.2. Continuing Obligation. Each Guarantor acknowledges that the Purchasers have entered into this Agreement (and, to the extent that the Purchasers may enter into any future Securities Document, will have entered into such agreement) in reliance on this Section 11 being a continuing irrevocable agreement, and such Guarantor agrees that its guarantee may not be revoked in whole or in part. The obligations of the Guarantors hereunder shall terminate when all of the Note Obligations have been paid in full in cash and discharged; provided, however, that:
     11.2.1. if a claim is made upon the Noteholders at any time for repayment or recovery of any amounts or any property received by the Noteholders from any source on account of any of the Note Obligations and the Noteholders repay or return any amounts or property so received (including interest thereon to the extent required to be paid by the Noteholders), or
     11.2.2. if the Noteholders become liable for any part of such claim by reason of (i) any judgment or order of any court or administrative authority having competent jurisdiction, or (ii) any settlement or compromise of any such claim, then the Guarantors shall remain liable under this Agreement for the amounts so repaid or property so returned or the amounts for which the Noteholders become liable (such amounts being deemed part of the Note Obligations) to the same extent as if such amounts or property had never been received by the Noteholders, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Note Obligations. Not later than five days after receipt of notice from the Required Security Holders, the Guarantors shall pay to each Noteholder, an amount equal to the amount of such repayment or return for which each such Noteholder has so become liable. Payments hereunder by a Guarantor may be required by the Noteholders on any number of occasions.
     11.3. Waivers with Respect to Note Obligations. Except to the extent expressly required by this Agreement or any other Securities Document, each Guarantor waives, to the fullest extent permitted by the provisions of applicable law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):
     11.3.1. presentment, demand for payment and protest of nonpayment of any of the Note Obligations, and notice of protest, dishonor or nonperformance;
     11.3.2. notice of acceptance of this guarantee and notice that the Notes have been sold by the Issuers hereunder in reliance on such Guarantor’s guarantee of the Note Obligations;

     11.3.3. notice of any Default or of any inability to enforce performance of the obligations of the Issuers or any other Person with respect to any Securities Document or notice of any acceleration of maturity of any Note Obligations;
     11.3.4. demand for performance or observance of, and any enforcement of any provision of this Agreement, the Note Obligations or any other Securities Document or any pursuit or exhaustion of rights or remedies against the Issuers or any other Person in respect of the Note Obligations or any requirement of diligence or promptness on the part of any Noteholder in connection with any of the foregoing;
     11.3.5. any act or omission on the part of any Noteholder which may impair or prejudice the rights of such Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from the Issuers or any other Person, or otherwise operate as a deemed release or discharge;
     11.3.6. any statute of limitations or any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;
     11.3.7. any “single action” or “antideficiency” law which would otherwise prevent any Noteholder from bringing any action;
     11.3.8. all demands and notices of every kind with respect to the foregoing; and
     11.3.9. to the extent not referred to above, all defenses (other than payment) which the Issuers may now or hereafter have to the payment of the Note Obligations, together with all suretyship defenses, which could otherwise be asserted by such Guarantor.
Each Guarantor represents that it has obtained the advice of counsel as to the extent to which suretyship and other defenses may be available to it with respect to its obligations hereunder in the absence of the waivers contained in this Section 11.3.
No delay or omission on the part of any of the Noteholders in exercising any right under any Securities Document or under any other guarantee of the Note Obligations shall operate as a waiver or relinquishment of such right. No action which the Noteholders or the Issuers or any other Guarantor may take or refrain from taking with respect to the Note Obligations shall affect the provisions of this Agreement or the obligations of each Guarantor hereunder. None of the Noteholders’ rights shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuers or any Guarantor, or by any noncompliance by the Issuers or any Guarantor with any Securities Document, regardless of any knowledge thereof which any Noteholder may have or otherwise be charged with.
     11.4. Noteholders’ Power to Waive, etc. Notwithstanding anything to the contrary herein, with respect to this ARTICLE 11, each Guarantor grants to each of the Noteholders full power in their discretion, without notice to or consent of such Guarantor, such notice and consent being expressly waived to the fullest extent permitted by applicable law, and without in any way affecting the liability of such Guarantor under its guarantee hereunder:

     11.4.1. To waive compliance with, and any Default under, and to consent to any amendment to or modification or termination of any provision of, or to give any waiver in respect of, this Agreement, any other Securities Document, the Note Obligations or any guarantee thereof (each as from time to time in effect);
     11.4.2. To grant any extensions of the Note Obligations (for any duration), and any other indulgence with respect thereto, and to effect any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of the Issuers or any other Person in respect of the Note Obligations, whether or not rights against such Guarantor under this Agreement are reserved in connection therewith;
     11.4.3. To collect or liquidate or realize upon any of the Note Obligations in any manner or to refrain from collecting or liquidating or realizing upon any of the Note Obligations; and
     11.4.4. To extend additional credit, if any, under this Agreement, any other Securities Document or otherwise in such amount as the Noteholders may determine, including increasing the amount of credit and the interest rate and fees with respect thereto, even though the condition of the Issuers may have deteriorated since the date hereof.
     11.5. Information Regarding the Issuers, etc. Each Guarantor has made such investigation as it deems desirable of the risks undertaken by it in entering into this Agreement and is fully satisfied that it understands all such risks. Each Guarantor waives any obligation which may now or hereafter exist on the part of any Noteholder to inform it of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Guarantor undertakes to keep itself informed of such risks and any changes therein. Each Guarantor expressly waives any duty which may now or hereafter exist on the part of any Noteholder to disclose to such Guarantor any matter related to the business, operations, character, collateral, credit, condition (financial or otherwise), income or prospects of the Issuers and its Affiliates or their properties or management, whether now or hereafter known by any Noteholder. Each Guarantor represents, warrants and agrees that it assumes sole responsibility for obtaining from the Issuers all information concerning this Agreement and all other Securities Documents and all other information as to the Issuers and its Affiliates or their properties or management as such Guarantor deems necessary or desirable.
     11.6. Certain Guarantor Representations. Each Guarantor represents that:
     11.6.1. it is in its best interest and in pursuit of the purposes for which it was organized as an integral part of the business conducted and proposed to be conducted by the Issuers and their Subsidiaries, and reasonably necessary and convenient in connection with the conduct of the business conducted and proposed to be conducted by them, to induce the Purchasers to enter into this Agreement and to purchase the Notes from the Issuers by making the Guarantee contemplated by this ARTICLE 11.

     11.6.2. the proceeds from the sale of the Notes will directly or indirectly inure to its benefit;
     11.6.3. by virtue of the foregoing it is receiving at least reasonably equivalent value from the Purchasers for its Guarantee;
     11.6.4. it will not be rendered insolvent as a result of entering into this Agreement after taking into account its respective contribution rights under Section 11.9;
     11.6.5. after giving effect to the transactions contemplated by this Agreement and the other Securities Documents, it will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as such debts become absolute and matured;
     11.6.6. it has, and will have, access to adequate capital for the conduct of its business;
     11.6.7. it has the ability to pay its debts from time to time incurred in connection therewith as such debts mature; and
     11.6.8. it has been advised by the Purchasers that the Purchasers are unwilling to enter into this Agreement unless the Guarantee contemplated by this ARTICLE 11 is given by it.
     11.7. Subrogation. Each Guarantor agrees that, until the Note Obligations are paid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against the Issuers or any other Guarantor arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement or any other Securities Document. After the payment in full of the Note Obligations (other than contingent indemnity obligations), each Guarantor shall be entitled to exercise against the Issuers and the other Guarantors all such rights of reimbursement, subrogation, contribution and offset, and all such other claims, to the fullest extent permitted by law, provided that, any of the foregoing to the contrary notwithstanding, Parent shall not have the right of subrogation and effective upon any sale, registration, assignment or transfer of or foreclosure on, or any other disposition or remedial action in respect of, any equity interests of the Issuers or any other Subsidiary of the Issuers by the Agent or any lender pursuant to the Senior Credit Documents and/or applicable law, all such rights and claims of reimbursement, subrogation, contribution, and offset and other such claims against the Issuers and their Subsidiaries shall be, and hereby are, forever extinguished and indefeasibly waived (except as such waiver is prohibited by applicable law) and released by the Guarantor. In the event of the bankruptcy or insolvency of the Issuers the Noteholders shall be entitled notwithstanding the foregoing, to file in the name of the Guarantor or in its own name a claim for any and all indebtedness owing to the Guarantor by the Issuers and to apply the proceeds of any such claim to the Note Obligations.
     11.8. Subordination. Each Guarantor covenants and agrees that all Indebtedness, claims and liabilities now or hereafter owing by the Issuers or any other Guarantor to such Guarantor, whether arising hereunder or otherwise, are subordinated to the prior payment in full of the Note Obligations and are so subordinated as a claim against the Issuers or such Guarantor or any of its assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Indebtedness, claim or liability will be made or received while any Event of Default exists. If, notwithstanding the foregoing, any payment with respect to any such Indebtedness, claim or liability is received by any Guarantor in contravention of this Agreement, such payment shall be held in trust for the benefit of the Noteholders and promptly turned over to them in the original form received by such Guarantor.
     11.9. Contribution Among Guarantors. The Guarantors agree that, as among themselves in their capacity as guarantors of the Note Obligations, the ultimate responsibility for repayment of the Note Obligations, in the event that the Issuers fails to pay when due its Note Obligations, shall be equitably apportioned, to the extent consistent with the Securities Documents, among the respective Guarantors (a) in the proportion that each, in its capacity as a guarantor, has benefited from the proceeds resulting from the sale of the Notes by the Issuers under this Agreement, or (b) if such equitable apportionment cannot reasonably be determined or agreed upon among the affected Guarantors, in proportion to their respective net worths determined on or about the date hereof (or such later date as such Guarantor becomes party hereto). In the event that any Guarantor, in its capacity as a guarantor, pays an amount with respect to the Note Obligations in excess of its proportionate share as set forth in this Section 11.9 each other Guarantor shall, to the extent consistent with the Securities Documents, make a contribution payment to such Guarantor in an amount such that the aggregate amount paid by each Guarantor reflects its proportionate share of the Note Obligations. In the event of any default by any Guarantor under this Section 11.9 each other Guarantor will bear, to the extent consistent with the Securities Documents, its proportionate share of the defaulting Guarantor’s obligation under this Section 11.9. This Section 11.9 is intended to set forth only the rights and obligations of the Guarantors among themselves and shall not in any way affect the obligations of any Guarantor to any Noteholder under the Securities Documents (which obligations shall at all times constitute the joint and several obligations of all the Guarantors).
ARTICLE 12
RESTRICTIONS ON TRANSFER; LEGENDS
     12.1. Assignments.
     12.1.1. Permitted Assignments; Right of First Offer
     12.1.1.1. Subject to the provisions of Section 12.1.1.2. and 12.1.2 below and the terms of the Subordination Agreement, the Purchasers may sell, assign, transfer or negotiate all or any part of their Notes, provided that upon the reasonable request of the Issuers (other than with respect to transfers or assignments to (a) an Affiliate of a Purchaser or other holder of a Note, (b) a trust or other securitization or financing vehicle of any Purchaser or other holder of a Note, (c) a successor to such trust’s or securitization vehicle’s rights and interests in and to any Note, (d) in a Financing Conveyance, or (e) during the occurrence and continuance of a Default or Event of Default), the Purchasers shall deliver an opinion in customary form to the effect that such transfer of Notes is in compliance with applicable United States federal and state securities laws; and provided, further, that any such transfer, assignment, transfer or negotiation to a Person who is not (i) any Purchaser, (ii) an Affiliate of any Purchaser or (iii) a fund managed by the same adviser as manages any Purchaser or by an Affiliate of any such investment adviser shall be in a minimum aggregate principal amount or initial purchase price, as applicable, of $100,000, or, if less, the amount of the remaining Notes held by such assigning Purchaser. In the case of any sale, assignment, transfer or negotiation of all or part of the Notes authorized under this Section 12.1, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Purchaser with respect to such Notes evidenced thereby.
     12.1.1.2. In connection with a proposed sale by a selling Purchaser (other than with respect to sales, transfers or assignments to (a) an Affiliate of a Purchaser or other holder of a Note, (b) a trust or other securitization or financing vehicle of any Purchaser or other holder of a Note, (c) a successor to such trust’s or securitization vehicle’s rights and interests in and to any Note, or (d) in a Financing Conveyance), the other Purchasers shall have a right of first offer with respect to any such sale, and the selling Purchaser shall provide the other Purchasers (who are not Affiliates of the selling Purchaser) with adequate notice (but in any event no less than 15 days) of such proposed sale and all information necessary for the other Purchasers to determine whether or not, in their sole discretion, they will purchase such securities on the proposed terms. If more than one Purchaser elects to purchase such debt securities, the debt securities to be issued shall be allocated among such Purchasers pro rata according to the aggregate principal amount of Notes then held by each such Purchaser. If any Purchasers decline to purchase such debt securities, their pro rata portion shall be allocated pro rata to the Purchasers who have elected to purchase such debt securities. If the Purchasers decline to purchase such securities, such securities may not be issued on terms more favorable to the proposed investor(s) than the terms described to the Purchasers without providing the Purchasers with another opportunity to purchase such securities on such more favorable terms.
     12.1.2. So long as no Event of Default has occurred and is continuing, no Security Holder shall transfer any Security to any Person that directly engages in the trucking or trucking logistics business (each a “Competitor”) without the prior written consent of the Issuers in its sole discretion; provided that nothing contained herein shall be construed so as to require any Security Holder transferring its Notes to any trust, private equity fund or financial institution to obtain the written consent of the Issuers. If an Event of Default has occurred and is continuing, no Security Holder shall transfer any Security to a Competitor unless such Security Holder provides written notice to the Issuers of such Security Holder’s intent to transfer such Notes and the minimum price at which such Notes are intended to be transferred (a “Transfer Notice”). For a period of 10 days after delivery of the Transfer Notice, by delivery of written notice thereof to such Security Holder, the Issuers shall have the right to find a willing and able buyer to purchase such Notes at such price in cash, provided that such buyer consummates the purchase of such Notes within 15 days after delivery of the Transfer Notice. If the Issuers fails to produce such a willing and able buyer within such 10 day period, the Security Holder shall be free to transfer such Notes to a Competitor without restriction but at a price not less than the minimum price set forth in the Transfer Notice.
     12.1.3. The Issuers shall keep at its principal office, or the principal office of its counsel, a register in which the Issuers shall provide for the registration of the Notes and the transfer of the same shall be provided. Upon surrender for registration of transfer of any Notes in accordance with Section 12.1 at the principal office of any Issuer, the applicable Issuer shall, at its expense, promptly execute and deliver one or more new Notes, as applicable, of like tenor and of a like principal amount, registered in the name of such transferee or transferees and, in the case of a transfer in part, a new Security in the appropriate amount registered in the names of such transferor. While the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the applicable Issuer shall provide the Purchasers with the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act in connection with any proposed transfer.
     12.2. Restrictive Notes Legend. Each Note shall bear a legend in substantially the following form:
“THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED AND (II) EXCEPT IN COMPLIANCE WITH SECTION 12.1 OF THAT CERTAIN NOTES PURCHASE AGREEMENT DATED AS OF MARCH 14, 2007, AMONG THE ISSUERS, ITS GUARANTORS AND THE PURCHASERS (AS DEFINED THEREIN).”
     12.3. Termination of Restrictions. The restrictions imposed by Section 12.2 hereof upon the transferability of the Notes shall cease and terminate as to any particular Notes (i) upon delivery to the applicable Issuer of an opinion reasonably acceptable to it from Ropes & Gray LLP or Weil, Gotshal & Manges LLP, or other counsel reasonably acceptable to such Issuer, that such restrictions are no longer required in order to assure compliance with the Securities Act and any other applicable securities laws or (ii) when such Notes shall have been registered under the Securities Act or transferred pursuant to Rule 144 thereunder. Whenever such restrictions shall cease and terminate as to any Notes or such Notes shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the applicable Issuer, without expense, replacement Notes, as applicable, not bearing the legend set forth in Section 12.2 hereof.
     12.4. Other Note Legends. Each Note shall bear legends in substantially the following form:

“THIS NOTE BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO ROADRUNNER DAWES FREIGHT SYSTEMS, INC. AND SARGENT TRANSPORTATION, LLC, 4900 SOUTH PENNSYLVANIA AVE., CUDAHY, WI 53110, ATTENTION: CFO, INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE.”
“THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, THE “SUBORDINATION AGREEMENT”), DATED AS OF MARCH 14, 2007, AMONG ROADRUNNER DAWES FREIGHT SYSTEMS, INC. AND SARGENT TRUCKING, INC., BIG ROCK TRANSPORTATION, INC., MIDWEST CARRIERS, INC., SMITH TRUCK BROKERS, INC. AND B&J TRANSPORTATION, INC., AS BORROWERS, ROADRUNNER DAWES, INC. AND SARGENT TRANSPORTATION, LLC, (AS AN ADDITIONAL OBLIGORS); SANKATY CREDIT OPPORTUNITIES, L.P., SANKATY CREDIT OPPORTUNITIES II, L.P., RGIP, LLC, AND AMERICAN CAPITAL STRATEGIES, LTD., AS THE SUBORDINATED CREDITORS, AND LASALLE BANK N. A., AS THE AGENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE SUBORDINATION AGREEMENT), AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.”
ARTICLE 13
MISCELLANEOUS
     13.1. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Issuers agree to promptly pay all the actual and reasonable out-of-pocket costs and expenses incurred by the Purchasers in connection with the due diligence review conducted by the Purchasers, relating to the transactions contemplated hereby, the negotiation, review and execution of the Documents and other documents related to the transactions contemplated hereby and the Closing (including the reasonable costs and expenses of the Purchasers’ agents and representatives performing aspects of each of the foregoing, including, without limitation, Ropes & Gray LLP and Weil, Gotshal & Manges LLP). In addition, the Issuers agree to promptly pay in full (without any limitation as to amount) (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Noteholders in connection with any proposed waiver or amendment of any Document, whether or not effected, (ii) following the occurrence and during the continuance of an Event of Default, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Noteholders in enforcing any obligations of or in collecting any payments due hereunder or under the Notes by reason of such Event of Default and (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Noteholders in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings; provided that, in the case of each such event, the Noteholders shall only be entitled to payment of the fees, expenses and disbursements of a single outside counsel for each of ACAS and Sankaty, in addition to any local counsel and other professionals.
     13.2. Indemnity. In addition to the payment of expenses pursuant to Section 13.1, whether or not the transactions contemplated hereby shall be consummated, each Issuer (as “Indemnitor”) agrees to indemnify, pay and hold the Purchasers, and the officers, directors, partners, managers, members, employees, agents, and Affiliates of the Purchasers (collectively called the “Indemnitees”) harmless from and against any and all other liabilities, costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened (excluding claims among Indemnitees and, with the exception of claims arising out of otherwise indemnifiable matters (e.g., actions to enforce the indemnification rights provided hereunder), excluding claims between an Issuer and an Indemnitee), whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Notes, the Documents or the other documents related to the transactions contemplated hereby, the Purchasers’ agreement to purchase the Notes or the use or intended use of the proceeds of any of the proceeds thereof to the Issuers (the “Indemnified Liabilities”); provided, that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to an Indemnified Liability to the extent that such Indemnified Liability arises from the gross negligence, bad faith or willful misconduct of that Indemnitee. Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided, that any failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced thereby. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim and without any admission as to culpability or fault of such Indemnitee) so long as in any such event, the Indemnitor shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee, there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor; provided further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 13.2 that is effected without its prior written consent, which consent shall not be unreasonably withheld. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 13.2 may be unenforceable because it is violative of any law or public policy, each Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

     13.3. Right of First Offer. The Issuers hereby agree that, at any time, when any Notes remain outstanding, if any Issuer or any of their Subsidiaries determines to issue debt securities junior in right of payment to the Senior Indebtedness, the Purchasers shall have a right of first offer with respect to such issuance, and the applicable Issuer shall provide the Purchasers with adequate notice (but in any event no less than 15 days) of such issuance and all information necessary for the Purchasers to determine whether or not, in their sole discretion, they will purchase such securities on the proposed terms. If more than one Purchaser elects to purchase such debt securities, the debt securities to be issued shall be allocated among such Purchasers pro rata according to the aggregate principal amount of Notes then held by each such Purchaser. If any Purchasers decline to purchase such debt securities, their pro rata portion shall be allocated pro rata to the Purchasers who have elected to purchase such debt securities. If the Purchasers decline to purchase such securities, such securities may not be issued on terms more favorable to the proposed investor(s) than the terms described to the Purchasers without providing the Purchasers with another opportunity to purchase such securities on such more favorable terms.
     13.4. Amendments and Waivers. Subject to those restrictions contained in the Subordination Agreement, no amendment, modification, termination or waiver of any provision of this Agreement, shall in any event be effective without the written consent of the Required Security Holders and the Issuers; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Noteholder affected thereby, do any of the following: (a) extend the maturity or time of, or right to receive, payment of principal of, or premium, if any, or interest on, any Note (other than as a result of waiving a prepayment required under Section 3.2.3 or 3.2.4 or a Default or Event of Default giving rise to a right of acceleration, which shall each be by written consent of the Required Security Holders); or (b) reduce the rate of interest or the principal amount of any of the Notes or increase the relative amount of interest which the Issuers may pay through capitalizing the same; or (c) impair or affect the right of any Noteholder to institute suit for enforcement of any such payment to which such Noteholder is entitled pursuant to this Agreement; or (d) alter the percentage of Noteholders necessary to modify or take action under this Agreement; or (e) amend this Section 13.4. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Issuers in any case shall entitle the Issuers to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.4 shall be binding upon each holder of the Notes at the time outstanding and each future holder thereof.
     13.5. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a breach or an Event of Default or Default if such action is taken or condition exists.
     13.6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally or sent via a nationally recognized overnight courier. Such notices, demands and other communications will be delivered or sent to the address indicated below:
If to the Issuers:

Sargent Transportation, LLC
Roadrunner Dawes Freight Systems, Inc.
Roadrunner Dawes, Inc.
4900 South Pennsylvania Avenue
Cudahy, WI 53110
Phone: 414-615-1648
Fax: 414-486-0093
Attention: Peter Armbruster, Chief Financial Officer
with a copy to:
Thayer Capital Partners
1455 Pennsylvania Avenue, N.W.
Suite 350
Washington, DC 20004
Attention: Scott Rued
Phone: 202-371-1050
Fax: 202-371-0391
and with a copy to:
Greenberg Traurig, LLP
2375 E. Camelback Road
Suite 700
Phoenix, AZ 85016
Phone: 602-445-8306
Fax: 602-445-8100
Attention: Bruce E. Macdonough, Esq.
If to Purchasers, to the address
set forth in Schedule I
With a copy to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Phone: (617) 951-7000
Fax: (617) 951-7050
Attention: David A. McKay, Esq.
and to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, New York 10153
Fax: (212) 310-8127
Attention: Christopher Aidun, Esq.
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party in accordance with this Section 14.6. Any such communication shall be deemed to have been received when actually delivered or refused.
     13.7. Survival of Warranties and Certain Agreements.
     13.7.1. Any liability of any Issuer for any breach of, or inaccuracy in, the representations and warranties made by it herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Notes hereunder, including the execution and delivery of the Notes, and shall continue until no Notes remain outstanding; provided, that if all or any part of any payment for the Notes is set aside, the Issuers shall remain liable for any breach of, or inaccuracy in, the representations and warranties made by it herein as if no such payment had been made.
     13.7.2. Any liability of the Issuers for any breach of or default in the performance of the agreements made by it herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Notes hereunder, including the execution and delivery of the Notes, and shall continue until no Notes remain outstanding; provided, that if all or part of any payment for the Notes is set aside, the Issuers shall remain liable for any breach of or default in the performance of such agreements.
     13.7.3. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Issuer set forth in Sections 13.1 and 13.2 shall survive the payment of the Notes, the redemption, cancellation or exchange of the Notes and the termination of this Agreement.
     13.7.4. Any liability of any Purchaser for any breach of, or inaccuracy in, the representations and warranties made by it herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Notes hereunder, including the execution and delivery of the Notes, and shall continue until no Notes remain outstanding
     13.8. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Purchaser in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Notes are cumulative to and not exclusive of, any rights or remedies otherwise available.
     13.9. Severability. If and to the extent that any provision in this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, the Notes or of the other obligations of the Issuers under any of such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby.
     13.10. Heading. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
     13.11. Applicable Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without regard to the principles of conflicts of laws.
     13.12. Successors and Assigns; Subsequent Holders. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the permitted successors and assigns of the Purchasers. The terms and provisions of this Agreement and all certificates delivered pursuant hereto shall inure to the benefit of any assignee or transferee of the Notes, to the extent the assignment is permitted hereunder, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Purchasers shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Issuers’ respective rights or any interest therein or hereunder may not be assigned without the written consent of the holders of a majority of the Notes affected thereby.
     13.13. Consent to Jurisdiction and Service of Process. All judicial proceedings brought against any Issuer, with respect to this Agreement or any Notes may be brought in any state or federal court of competent jurisdiction in The Commonwealth of Massachusetts and by execution and delivery of this Agreement each Issuer accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement subject, however, to rights of appeal. Each Issuer hereby agrees that service upon it in the manner provided for the giving of notices in Section 13.6 shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Purchaser to bring proceedings against any Issuer in the courts of any other jurisdiction.
     13.14. Waiver of Jury Trial. Each Issuer hereby waives, to the full extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any other Securities Document or the validity, protection, interpretation, collection or enforcement thereof. Notwithstanding anything contained in this Agreement to the contrary, no claim may be made by any Issuer against any Purchaser for any lost profits or any special, indirect or consequential damages in respect of any breach or wrongful conduct (other than willful misconduct constituting actual fraud) in connection with, arising out of or in any way related to the transactions contemplated hereunder or under the other Securities Documents, or any act, omission or event occurring in connection therewith. Each Issuer hereby waives, releases and agrees not to sue upon any such claim for any such damages. Each Issuer agrees that this Section 13.14 is a specific and material aspect of this Agreement and acknowledges that the Purchasers would not extend to the Issuer any monies hereunder if this Section 13.14 were not part of this Agreement.

     13.15. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.
     13.16. Confidentiality. Each Purchaser agrees to keep confidential (and to cause its respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents concerning the business of the Parent and its Subsidiaries furnished to such Purchaser by the Parent or its Subsidiaries or on its behalf pursuant to this Agreement (the “Information”). Notwithstanding the foregoing, any Purchaser shall be permitted to disclose Information (i) to its officers, managers, members, partners, directors, employees, agents and representatives provided that such Information shall remain confidential; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or to the extent requested by any governmental agency or authority in which event such Purchaser agrees to provide notice thereof to the Issuers; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Purchaser on a non-confidential basis from a source other than the Parent or its Subsidiaries other than from a third party which the Purchaser is aware is breaching its confidentiality obligations to the Issuers or (C) was available to the Purchaser on a non-confidential basis prior to its disclosure to the Purchaser by the Parent or its Subsidiaries; (iv) to the extent the Parent or its Subsidiaries shall have consented to such disclosure in writing; (v) in connection with the assignment of any Notes provided that the recipient of Information agrees to maintain the confidentiality of the Information; (vi) to its respective investors or lenders in connection with any reporting performed by such Purchaser to any such Persons provided that the recipient of Information agrees to maintain the confidentiality of the Information; or (vii) in connection with the exercise of its rights and remedies under the Securities Documents. Notwithstanding anything else in this Agreement, or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction and may disclose to any Person, without limitation, the tax treatment and tax structure of the transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.
     13.17. Entirety. This Agreement and the other Documents embody the entire agreement among the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective duly authorized officers of the undersigned and by the undersigned as of the date first written above.

ISSUERS: ROADRUNNER DAWES FREIGHT SYSTEMS, INC.
By:	/s/ Daniel Moorse
Name:
Title:

SARGENT TRUCKING, INC.
By:	/s/ Daniel Moorse
Name:
Title:

BIG ROCK TRANSPORTATION, INC.
By:	/s/ Daniel Moorse
Name:
Title:

MIDWEST CARRIERS, INC.
By:	/s/ Daniel Moorse
Name:
Title:

SMITH TRUCK BROKERS, INC.
By:	/s/ Daniel Moorse
Name:
Title:

B&J TRANSPORTATION, INC.
By:	/s/ Daniel Moorse
Name:
Title:

GUARANTORS: ROADRUNNER DAWES, INC.
By:	/s/ Daniel Moorse
Name:
Title:

SARGENT TRANSPORTATION, LLC.
By:	/s/ Daniel Moorse
Name:
Title:

PURCHASERS: SANKATY CREDIT OPPORTUNITIES, L.P.
By:	/s/ Stuart Davies
	Name:	Stuart Davies
	Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES II, L.P.
By:	/s/ Stuart Davies
	Name:	Stuart Davies
	Title:	Managing Director

RGIP, LLC

By:	/s/ Alfred O. Rose
	Name:	Alfred O. Rose
	Title:	Managing Member

AMERICAN CAPITAL STRATEGIES, LTD.
By:	/s/ Jon D. Isaacson
	Name:	Jon Isaacson
	Title:	Senior Vice President